Exhibit 10.1

CREDIT AGREEMENT
among
VALUECLICK, INC.,
THE LENDERS NAMED HEREIN,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, L/C Issuer and Swing Line Lender
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger and Joint Bookrunner
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

Dated as of August 19, 2011

SCHEDULES

SCHEDULE I        -    THE LENDERS
SCHEDULE II        -    EXISTING LETTERS OF CREDIT
SCHEDULE 3.01    -    CONDITIONS PRECEDENT
SCHEDULE 4.01(G)    -    LITIGATION
SCHEDULE 4.01(H)    -    REAL PROPERTY
SCHEDULE 4.01(J)(II)     -    EQUITY SECURITIES
SCHEDULE 4.01(K)    -    MULTIEMPLOYER PLANS
SCHEDULE 4.01(O)    -    SUBSIDIARIES
SCHEDULE 4.01(U)    -    INSURANCE
SCHEDULE 4.01(V)    -    AGREEMENTS WITH AFFILIATES, ETC.
SCHEDULE 5.02(A)    -    EXISTING INDEBTEDNESS
SCHEDULE 5.02(B)    -    EXISTING LIENS
SCHEDULE 5.02(E)    -    EXISTING INVESTMENTS
SCHEDULE 5.02(M)    -    RESTRICTIVE AGREEMENTS

EXHIBITS

EXHIBIT A    NOTICE OF LOAN BORROWING
EXHIBIT B    NOTICE OF CONVERSION
EXHIBIT C    NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D    NOTICE OF SWING LOAN BORROWING
EXHIBIT E    REVOLVING LOAN NOTE
EXHIBIT F    TERM LOAN NOTE
EXHIBIT G    SWING LOAN NOTE
EXHIBIT H    COMPLIANCE CERTIFICATE
EXHIBIT I    COLLATERAL CERTIFICATE
EXHIBIT J    VALUECLICK INVESTMENT POLICY
EXHIBIT K    ASSIGNMENT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 19, 2011, is entered into by and among: (1) VALUECLICK, INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions party to this Agreement from time to time (each a “Lender” and, collectively, the “Lenders”); (3) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent, L/C Issuer and Swing Line Lender. WELLS FARGO SECURITIES, LLC (“WFS”) and J.P. MORGAN SECURITIES LLC have each been given the title of joint lead arranger and joint bookrunner in connection with this Agreement and JPMORGAN CHASE BANK, N.A. has been given the title of syndication agent in connection with this Agreement.
RECITALS
A.    The Borrower, the Administrative Agent and certain of the Lenders previously entered into that certain Credit Agreement dated as of November 14, 2008 (as it existed immediately prior to the Closing Date (as defined herein), the “Existing Credit Agreement”).
B.    The Borrower has requested an extension of the Maturity Date, an increase of the Total Revolving Loan Commitment, a new term loan facility and other amendments to the Existing Credit Agreement.
C.    As a result of such request, the parties wish to amend and restate the Existing Credit Agreement in its entirety by entering into this Agreement. For convenience, certain matters relating to the period prior to this Agreement have been deleted.
AGREEMENT
NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, as of the Closing Date, the parties hereby amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I. INTERPRETATION.

1.01.    Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Acquired Company” shall mean Dotomi, Inc.
“Acquired Person” shall mean a Proposed Target that is the subject of a Permitted Acquisition after the Closing Date.
“Acquisition” shall mean, collectively, (i) the acquisition of all of the Equity Securities of the Acquired Company pursuant to the Acquisition Agreement and (ii) Merger.
“Acquisition Agreement” shall mean the Agreement and Plan of Merger dated as of August 1, 2011 among the Borrower, Dragon Subsidiary Corp., a Delaware corporation, the Merger Sub and the Acquired Company.
“Acquisition Closing Date” shall mean the time and Business Day on which the consummation of all of the transactions contemplated in Section 3.03 occurs.
“Acquisition Documents” shall mean, collectively, the Acquisition Agreement and all documents executed in connection therewith and any other document(s) evidencing the Acquisition.
“Acquired Portion” shall have the meaning given to that term in Section 2.01(c)(v).
“Administrative Agent” shall mean Wells Fargo, when acting in its capacity as the administrative agent under any of the Credit Documents, and any successor Administrative Agent appointed pursuant to Section 7.06. In such capacity, Wells Fargo is also acting as collateral agent for the Affiliates of the Lenders party to Lender Rate Contracts and Affiliates of the Lenders providing Lender Bank Products.
“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person's officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Credit Agreement.
“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans and Base Rate Portions, its Domestic Lending Office, and (b) in the case of its LIBOR Loans and LIBOR Portions, its Euro-Dollar Lending Office.
“Applicable Margin” shall mean, with respect to each Loan and Portion (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.02(i)), the per annum margin which is determined pursuant to the Pricing Grid. The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).
“Assignment” shall have the meaning given to that term in Section 8.05(c).
“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).
“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.
“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).
“Associated Costs Rate” shall mean, for any Committed Currency Revolving Loan for any Interest Period, a percentage per annum as determined on the first day of such Interest Period by the Administrative Agent as reflecting the cost, loss or difference in return (excluding any loss or difference in return attributable to the Applicable Margin) which would be suffered or incurred by a Lender as a result of (a) funding (at the LIBOR Rate for such Committed Currency Revolving Loan and on a match fund basis) any special deposit or cash ratio deposit required to be placed with the Bank of England and/or the Financial Services Authority (or any other authority which replaces any of their respective functions or which serves a similar function), (b) any charge imposed by the Bank of England and/or the Financial Services Authority (or any other authority which replaces any of their respective functions or which serves a similar function), and/or (c) any reserve asset requirements of the European Central Bank (or any other authority which replaces any of its functions or which serves a similar function).
“Base Rate” shall mean, on any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus one and one-half percent (1.50%) and (c) One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus one and one-half percent (1.50%). As used in this definition, “One Month LIBOR Rate” shall mean, with respect to any interest rate calculation for a Loan, Portion or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the applicable day (provided that if such day is not a Business Day for which a LIBOR Rate is quoted, the next preceding Business Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (b) one minus the Reserve Requirement in effect on such day. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent's discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative

Agent, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term.
“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(e).
“Base Rate Portion” shall mean, at any time, a Portion of the Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at a rate specified in Section 2.01(e)(i).
“Borrower” shall have the meaning given to such terms in clause (1) of the introductory paragraph hereof.
“Borrowing” shall mean a Revolving Loan Borrowing, the Term Loan Borrowing or a Swing Loan Borrowing, as the context may require.
“British Pounds” shall mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California or New York, New York and (b) if such Business Day is related to a LIBOR Loan or a LIBOR Portion, dealings in Dollar deposits are carried out in the London interbank market.
“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).
“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person's balance sheet.
“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer, the Swing Line Lender and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Defaulting Lender, as applicable, cash or deposit account balances in an amount equal to the L/C Obligations, Obligations in respect of Swing Line Loan or obligations of a Defaulting Lender, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or Swing Line Lender, applicable (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.
“Cash Equivalents” shall mean:
(a)    Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
(b)    Certificates of deposit maturing within one year from the date of acquisition thereof issued by, or normal business bank accounts with, a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor's Ratings Services or P-1 (or its equivalent) by Moody's Investors Service, Inc.;
(c)    Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor's Ratings Services or P-1 (or its equivalent) by Moody's Investors Service, Inc.;
(d)    Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A‑1 (or its equivalent) by Standard and Poor's Ratings Services or P-1 (or its equivalent) by Moody's Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations;
(e)    Shares of any money market, mutual or similar fund fully insured by the government of the United States of America or an agency thereof that has all or at least 90% of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above; and

(f)    With respect to Loan Parties not constituting the Borrower or a Guarantor, “cash equivalents” as defined under FASB ASC 305-10 or any successor provision that does not materially alter the standards for "cash equivalent" classification.

Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.
“Change of Control” shall mean the occurrence of any one or more of the following:
(a)    The Borrower shall cease to own directly or indirectly one hundred percent (100%) of the Equity Securities of any Subsidiary (other than an Immaterial Subsidiary) other than as a result of a disposition of a Subsidiary permitted under Section 5.02(c)(vi) or a merger, consolidation or dissolution otherwise permitted hereunder; or
(b)    The acquisition after the Original Closing Date of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Original Closing Date), of Equity Securities representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower, or
(c)     A “change of control” or “change in control” as defined in any document governing Indebtedness in amounts referred to in Section 6.01(e) of any Loan Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.
“Change of Law” shall have the meaning given to that term in Section 2.11(b).
“Closing Date” shall mean the time and Business Day on which the consummation of all of the transactions contemplated in Section 3.01 occurs.
“Collateral” shall mean all property in which the Administrative Agent or any Lender has a Lien to secure the Obligations or the Guaranty. For the avoidance of doubt, the term “Collateral” shall not include Excluded Assets.
“Collateral Certificate” shall mean a Collateral Certificate in substantially the form of Exhibit I, appropriately completed and duly executed by the Borrower.
“Commercial Letter of Credit” shall mean any documentary letter of credit issued by the L/C Issuer under this Agreement; either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.
“Commitment Fee” shall have the meaning given to that term in Section 2.05(b).
“Commitment Fee Percentage” shall mean, with respect to the Revolving Loan Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Revolving Loan Commitments determined pursuant to the Pricing Grid.
“Commitments” shall mean, collectively, the Revolving Loan Commitments and the Term Loan Commitments.
“Committed Currencies” shall mean British Pounds, Euros, Japanese Yen and any other currency agreed to by all the Lenders.
“Committed Currency Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the

Committed Currency Revolving Loans made by each of the Lenders to the Borrower on the same date, denominated in the same Committed Currency and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.
“Committed Currency Revolving Loans” shall mean the Revolving Loans advanced in Committed Currencies.
“Committed Currency Sublimit” shall mean an amount equal to the lesser of (a) $100,000,000 and (b) the Total Revolving Loan Commitment. The Committed Currency Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.
“Communications” shall have the meaning set forth in Section 8.01(b).
“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).
“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.
“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. For purposes of this definition, the amount of any Contingent Obligation (other than any Guaranty Obligation) at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided that in the case of any Guaranty Obligation, the amount of such Guaranty Obligation shall be calculated as set forth in the last sentence of the definition of “Guaranty Obligation.”
“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation to which such Person is a party or by which such Person or any of its property is bound.
“Control Agreement” a control agreement among the Borrower or a Guarantor, a depository bank or securities intermediary, as the case may be, and the Administrative Agent in such form as shall be acceptable to the Administrative Agent.
“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, all Lender Rate Contracts, all documents related to Lender Bank Products, each Collateral Certificate, the Wells Fargo Fee Letter, the JPMorgan Fee Letter and all other documents, instruments and agreements delivered to the Administrative Agent or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.
“Credit Event” shall mean the making of any Loan (including a Swing Line Loan) or the making of an L/C Credit Extension. “Credit Event” shall not include the conversion of any Loan or Portion or the selection of a new Interest Period for any LIBOR Loan or LIBOR Portion.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.
“Decreasing Lender” shall have the meaning given to that term in Section 2.01(c)(v).

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.
“Default Rate” shall have the meaning given to that term in Section 2.07(c).
“Defaulting Lender” shall mean (a) a Lender which has failed to fund its portion of any amount required to be funded by it under this Agreement and has continued in such failure for two (2) Business Days after written notice from the Administrative Agent, (b) a Lender which has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (c) a Lender which has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not or cannot be satisfied, (d) a Lender which has failed within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (e) a Lender (or the entity that controls such Lender) which has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding. For the purpose of this definition, “control” of a Lender shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise . Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.
“De Minimis Accounts” shall mean deposit accounts of the Borrower and the Guarantors that collectively have an aggregate balance of less than $2,000,000 and that are not subject to a Control Agreement.
“Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (iii)(X) is an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
“Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, repurchase, redemption, retirement or other acquisition of, any Equity Securities of any Loan Party or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party), but excluding distributions or dividends payable solely in membership interests or shares of common stock of any Loan Party.
“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.
“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(c) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender's Base Rate Loans and Base Rate Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender's Base Rate Loans and Base Rate Portions will thereafter be made.
“Domestic Subsidiary” shall mean each direct or indirect Subsidiary of the Borrower which is organized under the laws of the United States of America or any state thereof.

“EBITDA” shall mean, for any period, (a) Net Income for such period, plus (b) to the extent deducted in determining such Net Income for such period, the sum of the following for such period (without duplication): (i) Interest Expense for such period, (ii) income tax expense of the Borrower and its Subsidiaries for such period (whether or not payable during that period), (iii) depreciation and amortization for such period, (iv) non-cash expenses related to stock-based compensation for such period, (v) non-cash in-process research and development expenses for such period, (vi) extraordinary or non-recurring non-cash expenses for such period, (vii) transaction costs and restructuring charges required to be expensed under SFAS 141R and (viii) expenses created by contingent consideration to the extent required to be expensed under SFAS 141R, and minus (c) to the extent added in determining such Net Income for such period, the sum of the following for such period (without duplication): (w) interest income for such period, (x) the aggregate amount of extraordinary or non-recurring income or gains during such period, (y) non-cash income or gains for such period, and (z) income created by or relating to contingent consideration to the extent required under SFAS 141R.
Pro forma credit shall be given for the Acquired Company and for an Acquired Person's EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.
“Effective Amount” shall mean (i) with respect to Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof in Dollars (such amount to include the Equivalent in Dollars for Loans denominated in any Committed Currencies) after giving effect to (A) any borrowings and prepayments or repayments of Revolving Loans, Term Loans and Swing Line Loans and (B) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any Affiliate of a Loan Party or any natural person.
“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and attorneys' fees and consultants' fees, that are incurred at any time (a) as a result of the existence of any Hazardous Material upon, about or beneath any real property owned by any Loan Party or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which the Loan Parties or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Loan Party or with respect to any real property owned or used by any Loan Party.
“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of human health and safety and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.
“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“Equivalent” (a) in Dollars of any Committed Currency on any date, shall mean the quoted spot rate at which the Administrative Agent offers to exchange Dollars for such Committed Currency in London at or prior to 11:00 a.m. (London time) on such date and (b) in any Committed Currency of Dollars on any date, means the quoted spot rate at which the Administrative Agent offers to exchange such Committed Currency for Dollars in London at or prior to 11:00 a.m. (London time) on such date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Loan Party under Sections 414(b) and (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).
“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
“Euro” shall mean the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(c) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender's LIBOR Loans and LIBOR Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender's LIBOR Loans and LIBOR Portions will thereafter be made.
“Event of Default” shall have the meaning given to that term in Section 6.01.
“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).
“Excluded Assets” shall mean (a) any rights or property acquired by any Loan Party under, or subject to, a lease, contract, or license, if and for so long as the grant of a Lien to secure the Obligations would constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein; provided, however, that at such time as the condition causing such abandonment, invalidation or unenforceability shall be no longer in effect with respect to any property, such property shall no longer constitute Excluded Assets or (y) a breach or termination pursuant to the terms of, or a default under, any such lease, contract, or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Governmental Rules or principles of equity), (b) leasehold interests in real property, (c) fee interests in real property not required to be pledged pursuant to Section 5.01(k), (d) voting Equity Securities of Foreign Subsidiaries to the extent excluded from the Collateral in the Security Agreement and (e) any assets the subject of a pledge or deposit constituting a Permitted Lien hereunder made pursuant to clause (v), (x), (xii), (xiii) or (xiv) of Section 5.02(f) to the extent subject to a Negative Pledge (other than to the extent that any such Negative Pledge would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Governmental Rules or principles of equity).
“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.
“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” shall mean the letters of credit described on Schedule II and issued by Wells Fargo prior to the Closing Date.
“FASB ASC” shall mean Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” shall mean Sections 1471 through 1474 of the IRC, as of the Closing Date (or any amended versions of Sections 1471 through 1474 of the IRC that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders' equity or members' equity or partners' capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.
“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.
“Foreign Pledge Agreement” shall mean a pledge agreement, charge agreement or similar agreement in form and substance reasonably acceptable to the Administrative Agent executed by the Borrower or a Guarantor with respect to a pledge (or equivalent thereof) of Equity Securities of a Foreign Subsidiary required by the terms of this Agreement.
“Foreign Subsidiary” shall mean each direct or indirect Subsidiary of a Loan Party which is organized in a jurisdiction other than the United States of America or any state thereof.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.
“Governmental Authority” shall mean any international, domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Trade Commission, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.
“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.
“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.
“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” shall mean each now existing or hereafter acquired or created direct or indirect Domestic Subsidiary (other than Immaterial Subsidiaries) which becomes a party to the Guaranty.
“Guaranty” shall mean the Guaranty Agreement dated as of the Original Closing Date by and among each direct or indirect Domestic Subsidiary party thereto.
“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include (1) endorsements for collection or deposit in the ordinary course of business and (2) indemnification obligations of a Person or any of its Subsidiaries entered into in the ordinary course of business, or otherwise in connection with a sale of Equity Securities, the disposition of assets or the incurrence of Indebtedness, in each case, to the extent permitted hereby. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.
“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.
“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).
“ICC” shall have the meaning given to that term in Section 2.02(h).
“Immaterial Subsidiary” shall mean any Subsidiary that has (a) less than $1,000,000 in assets (valued at the greater of book value or fair market value) and (b) less than $1,000,000 in revenues for the twelve month period most recently ended; provided that any such Subsidiary that is initially an Immaterial Subsidiary shall cease to be an Immaterial Subsidiary from and after the date such Subsidiary has (i) assets (valued at the greater of book value or fair market value) equal to or greater than $1,000,000 or (ii)  revenues equal to or greater than $1,000,000 for the twelve month period most recently ended. Notwithstanding the foregoing, it is understood and agreed that as of the Closing Date, the following entities are not Immaterial Subsidiaries: Merger Sub, ValueClick Brands, Inc., a California corporation, Mediaplex, Inc., a Delaware corporation, Commission Junction, Inc., a Delaware corporation, ValueClick Mobile, Inc., a Delaware corporation, ValueClick Europe Limited, a company organized under the laws of the United Kingdom, ValueClick SARL, a company organized under the laws of France, ValueClick Deutschland GmbH, a company organized under the laws of Germany, Pricerunner Holding AB, a company organized under the laws of Sweden, and ValueClick International Limited, a company organized under the laws of Ireland.
“Increasing Lenders” shall have the meaning given to that term in Section 2.01(c)(i).
“Indebtedness” of any Person shall mean, without duplication:
(a)    All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);
(b)    All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for (1) trade accounts payable; provided that (A) such trade accounts payable arise in the ordinary course of business and (B) no material part of any such account is more than ninety (90) days past due, (2) accrued expenses incurred in the ordinary course of business, (3) advertiser deposits and (4) deferred compensation;
(c)    All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);
(d)    All obligations of such Person as lessee under or with respect to Capital Leases and synthetic leases and all other off-balance sheet financing (other than operating leases entered into in the ordinary course of business);
(e)    All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;
(f)    All net obligations of such Person, contingent or otherwise, under or with respect to Rate Contracts on a marked to market basis;
(g)    All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;
(h)    All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) through (g) above; and
(i)    All obligations of other Persons of the types described in clauses (a) through (h) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.
For the avoidance of doubt, “Indebtedness” shall not include earn-outs and similar obligations in respect of acquisitions permitted hereunder.
“Indemnitees” shall have the meaning given to that term in Section 8.03.
“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the Original Closing Date, among the Borrower, each Guarantor party thereto and the Administrative Agent.
“Interest Expense” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period). Interest Expense shall be calculated net of the impact of any related currency translations.
“Interest Period” shall mean, with respect to any LIBOR Loan or LIBOR Portion, the time periods selected by the Borrower pursuant to Section 2.01(d) or Section 2.01(e) which commences on the first day of such Loan or Portion or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(f) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.
“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (h) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which arose from sales of inventory or goods and services in the ordinary course of such Person's business, (b) prepaid expenses (and deposits and pledges) of such Person incurred and prepaid (or deposited and pledged) in the ordinary course of business (and in the case of any deposits or pledges, permitted under Section 5.02(b) hereof) or (c) any payment by the Borrower of commissions to a third-party web publisher made on behalf of another Loan Party to the extent such other Loan Party reimburses the Borrower in cash for such payment no later than 30 days after the Borrower made such payment.
“IRC” shall mean the Internal Revenue Code of 1986.
“Japanese Yen” shall mean the lawful currency of Japan.

“JPMorgan Fee Letter” shall mean the letter agreement dated as of August 4, 2011, by and between JPMorgan Securities, LLC, JPMorgan Chase Bank, N.A. and the Borrower.
“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party and one or more other Persons who are not Loan Parties.
“L/C Advance” shall mean, with respect to each Revolving Lender, such Revolving Lender's payment or participation in any L/C Borrowing in accordance with its Revolving Proportionate Share.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” shall mean Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
“Lead Arrangers” shall mean, collectively, WFS and JPMorgan Securities, LLC in their capacity as joint lead arrangers and joint bookrunners with respect to this Agreement. Except as expressly set forth in Sections 8.02 and 8.03, the capacity of the Lead Arrangers is titular in nature, and the Lead Arrangers shall have no special rights or obligations over those of a Lender by reason thereof.
“Lender” and “Lenders” shall have the meaning given to such terms in clause (2) of the introductory paragraph hereof and includes the L/C Issuer, the Swing Line Lender, and each Affiliate of a Lender that is party to a Lender Rate Contract or providing any Lender Bank Products (unless the context otherwise requires).
“Lender Bank Products” shall mean each and any of the following types of services or facilities extended to any Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH transactions, and interstate depository network services), (c) returned items; and (d) foreign exchange services and facilities. The obligations with respect to Lender Bank Products shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).
“Lender Rate Contract(s)” shall mean one or more Rate Contracts with respect to the Indebtedness evidenced by this Agreement between any Loan Party and one or more of the Lenders or Affiliates of a Lender (but, in each case, only so long as such Person remains a Lender or an Affiliate of a Person that remains a Lender), on terms acceptable to such Loan Party and that Lender or Lenders (or Affiliate(s)). Each Lender Rate Contract shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).
“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.
“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” shall mean the day that is thirty days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the Total Revolving Loan Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.
“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(e).
“LIBOR Portion” shall mean, at any time, a Portion of the Term Loan Borrowing, or a Term Loan, as the case may be,

which then bears interest at a rate specified in Section 2.01(e)(ii).
“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans or any LIBOR Portion of the Term Loan Borrowing, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a)(i) in the case of any Loans denominated in Dollars, the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, and (ii) in the case of Loans denominated in a Committed Currency, the rate per annum referred to as the BBA (British Bankers Association) LIBOR Rate as reported on the applicable Reuters page for such Committed Currency, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, in each case, on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m., London time (or as soon thereafter as practicable), for delivery on the first day of such Interest Period for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans or Portion in effect from time to time, provided, however, that if such LIBOR Loan is denominated in a Committed Currency, then the LIBOR Rate for such Loan shall be the sum of the LIBOR Rate determined under clause (a)(i) above in effect for such Interest Period plus the applicable Associated Costs Rate. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent's discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits or the applicable Committed Currency deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate per annum at which Dollar deposits or the applicable Committed Currency deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period (provided that if such day is not a Business Day for which Dollar deposits or the applicable Committed Currency deposits are offered to the Administrative Agent in London or such offshore interbank market, the next preceding Business Day for which Dollar deposits or the applicable Committed Currency deposits are offered to the Administrative Agent in the London or such offshore interbank market) at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan or Portion to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans and LIBOR Portions then outstanding as of the effective date of any change in the Reserve Requirement.
“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any effective financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.
“Loan” shall mean a Revolving Loan, a Committed Currency Revolving Loan, a Term Loan or a Swing Line Loan.
“Loan Account” shall have the meaning given to that term in Section 2.08(a).
“Loan Parties” shall mean, collectively, the Borrower and all Subsidiaries of the Borrower.
“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.
“Material Adverse Effect” shall mean any event or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the assets, liabilities, financial condition, business operations, or performance of the Loan Parties (taken as a whole); (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranty; (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) the Administrative Agent's or any Lender's security interest in the Collateral or the perfection or priority of such security interests; or (e) the validity or enforceability of any of the Credit Documents.
“Material Contract” shall mean any agreement or arrangement to which any Loan Party is a party (other than the Credit Documents) with respect to which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Documents” shall mean the (i) articles of incorporation, certificate of incorporation, certificate of organization, limited liability company agreement, by-laws and other organizational documents of the Loan Parties and (ii) Material Contracts.

“Maturity” or maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.
“Maturity Date” shall mean August 19, 2016.
“Merger” shall mean the mergers contemplated by the Acquisition Agreement.
“Merger Sub” shall mean Viper Subsidiary, LLC, a Delaware limited liability company.
“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by a Loan Party or any ERISA Affiliate.
“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien or license which affects only the Property that is the subject of such Lien or license and (b) any such covenant that does not apply to Liens securing the Obligations.
“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party as a result of any condemnation or other taking or temporary or permanent requisition of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation (and, in the case of any such cash payment or proceed received by any Foreign Subsidiary, any taxes that would be payable in connection with the repatriation thereof to the Borrower or any Guarantor), without regard to the consolidated results of operations of the Loan Parties, taken as a whole.
“Net Income” shall mean with respect to any fiscal period, the net income of the Loan Parties for such period determined on a consolidated basis in accordance with GAAP, consistently applied.
“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent under any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual costs reasonably incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including fees and expenses of counsel) and (ii) provisions for all taxes payable as a result of such event (and, in the case of any such cash payments or proceeds received by any Foreign Subsidiary, any taxes that would be payable in connection with the repatriation thereof to the Borrower or any Guarantor) without regard to the consolidated results of operations of Loan Parties, taken as a whole.
“Net Proceeds” shall mean, with respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person and (ii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale.
“New Lender” shall have the meaning given to that term in Section 2.01(c)(ii).
“Non-Consenting Lender” shall have the meaning given to that term in Section 8.04.
“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).
“Note” shall mean a Revolving Loan Note, a Term Loan Note or a Swing Loan Note.
“Notice” shall have the meaning set forth in Section 8.01(b).
“Notice of Borrowing” shall mean a Notice of Loan Borrowing or a Notice of Swing Loan Borrowing.
“Notice of Conversion” shall have the meaning given to that term in Section 2.01(f).
“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(g)(ii).

“Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(d).
“Notice of Swing Loan Borrowing” shall mean a notice of a Swing Loan Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit D.
“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower to the Administrative Agent or any Lender (or in the case of any Lender Rate Contract or any Lender Bank Products, any Affiliate of a Lender, as applicable) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents or any Lender Rate Contract, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys' fees and accountants' fees chargeable to and payable by the Borrower hereunder and thereunder.
“Original Closing Date” means November 14, 2008.
“Other Taxes” shall have the meaning given to such term in Section 2.12(b).
“Participant” shall have the meaning given to that term in Section 8.05(b).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.
“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(iii).
“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).
“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).
“Permitted Stock Repurchase” shall mean any repurchase of the Equity Securities of the Borrower permitted under Section 5.02(f)(ii).
“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.
“Platform” shall have the meaning set forth in Section 8.01(b).
“Pledged Foreign Subsidiary” shall mean a Foreign Subsidiary of the Borrower or any Guarantor where the Administrative Agent has received a Foreign Pledge Agreement from the Borrower or such Guarantor, as applicable, with respect to 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of such Foreign Subsidiary and 65% of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of such Foreign Subsidiary and such Foreign Pledge Agreement is in full force and effect and the Borrower or such Guarantor, as applicable, shall have satisfied all actions and requirements related to such Foreign Pledge Agreement (including delivery of stock certificates, where applicable).
“Pledged Intercompany Notes” shall mean original demand promissory notes in favor of one or more of the Borrower and the Guarantors evidencing intercompany advances pledged to the Administrative Agent pursuant to the Security Agreement.
“Portion” shall mean a portion of the principal amount of the Term Loan Borrowing or a Term Loan, as applicable. The Term Loan Borrowing shall consist of one or more Portions, and each Term Loan comprising the Term Loan Borrowing shall consist of the same number of Portions, with each such Term Loan Portion corresponding pro rata to a Term Loan Borrowing

Portion. Any reference to a Portion of the Term Loan Borrowing shall include the corresponding Portion of each Term Loan comprising the Term Loan Borrowing.
“Pricing Grid” shall mean,

Pricing Grid
Tier	Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Commitment Fee Percentage
1	> 1.50	2.00%	1.00%	0.35%
2	> 1.00 < 1.50	1.75%	0.75%	0.30%
3	> 0.50 < 1.00	1.50%	0.50%	0.25%
4	< 0.50	1.25%	0.25%	0.20%

Any increase or decrease in the Applicable Margin and Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the tenth day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier 1 shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate in form and substance acceptable to the Administrative Agent and thereafter the Applicable Margin shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition. Notwithstanding anything to the contrary herein, the Applicable Margin and Commitment Fee Percentage in effect as of the Closing Date shall be Tier 3 and thereafter until the first adjustment to occur after the Closing Date. If the Total Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin or Commitment Fee Percentage, then the Applicable Margin and Commitment Fee Percentage shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent or any Lender (the Borrower's obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement for a period of ninety (90) days following the occurrence thereof). For the avoidance of doubt, the Applicable Margin as in effect under the Existing Credit Agreement immediately prior to the Closing Date shall be applicable to all interest and commitment fees accruing prior to the Closing Date.
“Primary Currency” shall have the meaning given to that term in Section 8.19(c).
“Prime Rate” shall mean the per annum rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo's Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.
“Proportionate Share” shall mean a Revolving Proportionate Share or a Term Proportionate Share, as the context may require.
“Proposed Change” shall have the meaning given to that term in Section 8.04.
“Proposed Target” shall have the meaning given to that term in Section 5.02(d)(iii).
“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Receipt Date” shall have the meaning given to that term in Section 2.06(c)(v).
“Reduction Notice” shall have the meaning given to that term in Section 2.04(a).
“Register” shall have the meaning given to that term in Section 8.05(d).

“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(iv).
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and applicable regulations thereunder (other than events for which the thirty (30) day notice period has been waived).
“Required Lenders” shall mean, at any time, the Lenders whose Proportionate Shares then exceed fifty percent (50%) of the total Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time non-Defaulting Lenders having total Proportionate Shares exceeding fifty percent (50%) of the total Proportionate Shares of all non-Defaulting Lenders; provided that, in no event shall Required Lenders consist of fewer than three non-Defaulting Lenders at any time at which there shall be at least three non-Defaulting Lenders party to this Agreement.
“Requirement of Law” applicable to any Person shall mean (a) the articles or certificate of incorporation, certificate of organization, limited liability company agreement, by-laws or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan or LIBOR Portion and for any calculation of the One Month LIBOR Rate, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.
“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, vice president of finance or treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.
“Revolving Lender” shall mean (a) on the Closing Date, the Lenders having Revolving Loan Commitments as specified on Part A of Schedule I hereto and (b) thereafter, the Lenders from time to time holding Revolving Loans, L/C Obligations and Swing Line Loans and Revolving Commitments after giving effect to any assignments permitted by Section 8.05(c).
“Revolving Loan” shall have the meaning given to that term in Section 2.01(b).
“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Revolving Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.
“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender's name on Part A of Schedule I, or, if changed in accordance with this Agreement, such Dollar amount as may be set forth for such Lender in the Register.
“Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).
“Revolving Proportionate Share” shall mean:
(a)    With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender's Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and
(b)    With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender's Revolving Loans, (B) such Lender's pro rata share of the Effective Amount of all L/C Obligations, and (C) such Lender's pro rata share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.
The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender's name on Schedule I.
“Security Agreement” shall mean that certain Security Agreement, dated as of the Original Closing Date, among the Borrower, each Guarantor party thereto and the Administrative Agent.
“Security Documents” shall mean and include the Security Agreement, the Intellectual Property Security Agreement, each Control Agreement, each Foreign Pledge Agreement, each pledge agreement or security agreement delivered in accordance with Section 5.01(i) or Section 5.01(k), each deed of trust or mortgage and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.
“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person on a going concern basis is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person on a going concern basis is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person's property would constitute an unreasonably small capital.
“Standby Letter of Credit” shall mean any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.
“Subordinated Obligations” shall mean, as of any date of determination (without duplication) any Indebtedness of the Borrower or its Subsidiaries on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require.
“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries and (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other Subsidiaries. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of a Loan Party.
“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.
“Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” shall mean the meaning specified in Section 2.03(a).
“Swing Line Settlement Date” shall mean the last Business Day of each calendar week.
“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the Total Revolving Loan

Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.
“Swing Loan Borrowing” shall mean a borrowing of a Swing Line Loan.
“Swing Loan Note” shall have the meaning given to that term in Section 2.08(d).
“Syndication Agent” shall mean JPMorgan Chase Bank, N.A. in its capacity as syndication agent in connection with this Agreement.
“Taxes” shall have the meaning given to such term in Section 2.12(a).
“Term Lender” shall mean (a) prior to the Acquisition Closing Date, the Lenders having Term Loan Commitments as specified on Part A of Schedule I and (b) from and after the Acquisition Closing Date, the Lenders from time to time holding the Term Loan after giving effect to any assignments permitted by Section 8.05(c).
“Term Loan” shall have the meaning given to that term in Section 2.01(a).
“Term Loan Borrowing” shall mean the borrowing by the Borrower consisting of the Term Loans made by each of the Term Lenders to the Borrower on the Acquisition Closing Date.
“Term Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Term Loan Commitment” opposite such Lender's name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.
“Term Loan Installment Date” shall mean the last Business Day of each fiscal quarter, commencing with the first full fiscal quarter ending after the Acquisition Closing Date.
“Term Loan Note” shall have the meaning given to that term in Section 2.08(c).
“Term Proportionate Share” shall mean:
(a)    With respect to any Lender at any time prior to the Acquisition Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender's Term Loan Commitment at such time to (ii) the Total Term Loan Commitment at such time; and
(b)    With respect to any Lender at any time after the Acquisition Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender's Term Loan outstanding at such time to (ii) the Effective Amount of all Term Loans outstanding at such time.
The initial Term Proportionate Share of each Lender is set forth under the caption “Term Proportionate Share” opposite such Lender's name on Schedule I.
“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.
“Total Debt” shall mean all Indebtedness of the Loan Parties on a consolidated basis.
“Total Leverage Ratio” shall mean, at any time, the ratio of (a) Total Debt at such time, to (b) EBITDA of the Loan Parties on a consolidated basis for the four quarter period ended as of the end of the most recent fiscal quarter.
“Total Revolving Loan Commitment” shall mean, at any time, One Hundred Fifty Million Dollars ($150,000,000) or, if such amount is reduced pursuant to Section 2.04(a) or (b), the amount to which so reduced and in effect at such time or, if such amount is increased pursuant to Section 2.01(c), the amount to which it is increased and in effect at such time.
“Total Term Loan Commitment” shall mean, at any time, Fifty Million Dollars ($50,000,000) or, when such amount is reduced pursuant to Section 2.04(b), the amount to which so reduced and in effect at such time.
“Transactions” shall mean, collectively (a) the transactions contemplated under the Acquisition Agreement, including the Acquisition, (b) the initial Borrowings of the Loans on the Closing Date and (c) the payment of fees, commissions and expenses in connection with the foregoing.
“Type” shall mean, with respect to any Loan, Borrowing or Portion at any time, the classification of such Loan, Borrowing or Portion by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.
“Unfunded Pension Liability” shall mean the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.
“Unreimbursed Amount” shall have the meaning set forth in Section 2.02(c)(i).
“Unrestricted, Unencumbered Liquid Assets” shall mean (a) unrestricted, unencumbered, marketable and freely tradeable securities of companies traded on a public securities exchange (not including auction rate securities) that can be converted to cash within five (5) Business Days, (b) unrestricted, unencumbered cash and (c) unrestricted, unencumbered Cash Equivalents except, in each case, for Liens securing the Obligations or any guaranty thereof granted under the Security Documents in favor of the Administrative Agent. For the avoidance of doubt, the term “unrestricted” as used above includes, without limitation, being free from any contractual or legal restriction on sale, including under Rule 144 and Rule 145 issued by the Securities and Exchange Commission.
“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time. For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Revolving Commitment.
“Wells Fargo” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.
“Wells Fargo Fee Letter” shall mean (a) the letter agreement dated as of July 19, 2011 among the Borrower and WFS regarding certain fees payable by the Borrower to WFS, as expressly indicated therein, (b) the letter agreement dated as of September 23, 2008, among the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent as expressly indicated therein and (c) any other fee letter, engagement letter, mandate letter or commitment letter executed by the Borrower and the Administrative Agent and/or WFS in connection with this Agreement after the Closing Date.
“Wells Fargo Parties” shall mean, collectively, Wells Fargo and WFS.
“WFS” shall have the meaning given to that term in the introductory paragraph hereof.
1.02.    GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements used in Section 4.01(i). Notwithstanding the other provisions of this Section 1.02, for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 (and FASB ASC 470-20, if applicable) on financial liabilities shall be disregarded. If GAAP changes, as applicable, during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change in GAAP, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties' financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change in GAAP.
1.03.    Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.    Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.
1.05.    Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.
1.06.    Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.
1.07.    Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.
1.08.    Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth therein, the commitment letter dated as of September 23, 2008 between the Borrower and the Administrative Agent but excluding the Wells Fargo Fee Letter and JPMorgan Fee Letter.
1.09.    Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan or Portion that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan or Portion bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.
1.10.    References.
(a)References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.
(b)References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby or thereby.
(c)References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.
(d)References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.
1.11.    Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
1.13.    Amendment and Restatement. It is intended by the parties hereto that (a) all obligations of the parties under the Existing Credit Agreement shall continue to exist under and be evidenced by this Agreement and the other Credit Documents; and (b) except as expressly stated herein or amended hereby, the Existing Credit Agreement and the other Credit Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all obligations thereunder; it being understood that it is the intent of the parties hereto that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Existing Credit Agreement and such rights, obligations and liabilities shall continue and remain outstanding, and that this Agreement amends, restates and replaces in its entirety the Existing Credit Agreement. Upon the effectiveness of this Agreement, each Credit Document that was in effect immediately prior to the Closing Date other than the Existing Credit Agreement and such other Credit Documents that are amended or amended and restated in connection herewith shall continue to be effective and, unless the context otherwise requires, any reference to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Loans or Obligations shall be deemed to refer to the Loans and Obligations under this Agreement.
1.14.    Exchange Rates. Not later than 11:00 a.m., London time on any date, the Administrative Agent shall determine the exchange rates as of such date to be used for calculating relevant Equivalent amounts. The exchange rates so determined shall become effective on such date, shall remain effective until the next day and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the exchange rates employed in converting any amounts between the applicable currencies.
1.15    Risk of Borrowing in Committed Currencies. The Borrower has requested that the Lenders extend credit in Committed Currencies. The Borrower understands the risks of, and is financially able to bear any losses resulting from, currency fluctuations and the Lenders shall not be liable for any loss suffered by the Borrower in connection therewith. The Borrower acknowledges that it is making its own determinations regarding whether and the amount to borrow in Committed Currencies and that neither the Administrative Agent nor the Lenders is advising the Borrower with regard thereto.
ARTICLE II. CREDIT FACILITY.
2.01.    Loan Facilities.
(a)    Term Loan Availability. On the terms and subject to the conditions of this Agreement, each Term Lender severally agrees to advance to the Borrower in a single advance on the Acquisition Closing Date a loan in Dollars under this Section 2.01(a) (individually, a “Term Loan”); provided, however, that (i) the principal amount of the Term Loan made by such Term Lender shall not exceed such Term Lender's Term Loan Commitment on the Acquisition Closing Date and (ii) the aggregate principal amount of all Term Loans made by all Term Lenders shall not exceed the Total Term Loan Commitment on the Acquisition Closing Date. The Term Loans shall be made on a pro rata basis by the Term Lenders in accordance with their respective Term Proportionate Shares, with the Term Loan Borrowing to be comprised of a Term Loan by each Term Lender equal to such Term Lender's Term Proportionate Share of the Term Loan Borrowing. The Borrower may not reborrow the principal amount of any Term Loan after repayment or prepayment thereof.
(b)    Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date up to, but not including the Maturity Date such loans in Dollars and in such Committed Currencies as the Borrower may request under this Section 2.01(b) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Revolving Lender at any time outstanding and (B) such Revolving Lender's Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at any time outstanding shall not exceed such Revolving Lender's Revolving Loan Commitment at such time, (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Revolving Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Total Revolving Loan Commitment at such time and (iii) if such Revolving Loans are Committed Currency Revolving Loans, the aggregate Effective Amount of all Committed Currency Revolving Loans may not exceed the Committed Currency Sublimit. All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Revolving Lender's Revolving Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Maturity Date.

(c)     Optional Increases.
(i)On the terms and subject to the conditions set forth below, Borrower may, at any time before the Maturity Date, increase the Total Revolving Loan Commitment; provided that:
(A)after giving effect to the requested increase, the aggregate amount of the increases in the Total Revolving Loan Commitment shall not exceed $50,000,000;
(B)all required third party consents and approvals shall have been obtained;
(C)there shall be no more than two (2) increases in the Total Revolving Loan Commitment pursuant to this Section 2.01(c);
(D)prior to the date of any proposed increase, the Total Revolving Loan Commitment shall not have been decreased pursuant to Section 2.04(a);
(E)each such increase in the Total Revolving Loan Commitment shall be equal to $10,000,000 or an integral multiple of $5,000,000 in excess thereof;
(F)no Default shall have occurred and be continuing or shall occur as a result of such increase; and
(G)the Borrower and the Guarantors shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases in the Total Revolving Loan Commitment (including documents related to real property Collateral (if any), insurance endorsements, new or amended Notes, any related fee letters, documents evidencing the increased Revolving Loan Commitment held by any applicable Lender, any joinder agreements related to a New Lender, reaffirmations of the Guaranty, resolutions regarding the increase in the Total Revolving Loan Commitment and related actions taken by the Borrower and the Guarantors, certified as true and correct by a Responsible Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).
Any request under this Section 2.01(c) shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase (and whether such increase shall be an increase in the Total Revolving Loan Commitment) and be accompanied by a certificate of a Responsible Officer stating that no Default exists or will occur as a result of such increase. If any fees are to be paid or offered in connection with such increase, the Administrative Agent (with the consent of Borrower) may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Revolving Loan Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Revolving Loan Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Revolving Loan Commitment. Only the consent of each Increasing Lender shall be required for an increase in the amount of the Total Revolving Loan Commitment pursuant to this Section 2.01(c)(i). No Lender which elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Lender's written consent.
(ii)Each Increasing Lender shall, as soon as practicable after the Borrower has submitted its request under Section 2.01(c)(i), specify the amount of the proposed increase in its Revolving Loan Commitment which it is willing to offer. To the extent the increased Revolving Loan Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, the Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.01(c)(ii) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Total Revolving Loan Commitment. The Borrower shall pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection with any such increase as set forth in the Wells Fargo Fee Letter. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Total Revolving Loan Commitment among Increasing Lenders and New Lenders.
(iii)Each New Lender designated by the Borrower and reasonably acceptable to the Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Revolving Loan Commitments are treated as Revolving Loan Commitments for all purposes under the Credit Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent. Each New Lender shall provide the documentation required by Section 2.12(e).
(iv)Subject to the foregoing, any increase in the Total Revolving Loan Commitment requested by the Borrower shall be effective as of the date proposed by the Borrower (the “Increase Effective Date”) and shall be in the principal amount equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Revolving Loan Commitments plus (ii) the amount offered by the New Lenders with respect to the Total Revolving Loan Commitment, in either case as adjusted by the Borrower and the Administrative Agent pursuant to the last sentence of Section 2.01(c)(ii).
(v)On or prior to the Increase Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Lender pro rata in accordance with the Revolving Loan Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.01(c)(ii). Each Lender which is required to reduce the amount of Revolving Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.01(c)(v) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Increasing Lender, New Lender and Decreasing Lender as of the Increase Effective Date shall be held in accordance with each such Lender's Revolving Proportionate Share (if any) as of such date. Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date). Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the applicable Increasing Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the applicable Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Lenders on the Increase Effective Date.
(vi)To the extent any of the Revolving Loans acquired by the applicable Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.01(c)(v) above are LIBOR Loans and the Increase Effective Date is not the last day of an Interest Period for such LIBOR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.13 (as if Borrower had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Increase Effective Date).
(d)    Notice of Loan Borrowing. The Borrower shall request each Revolving Loan Borrowing and the Term Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or, in the case of a Notice of Loan Borrowing for a Revolving Loan Borrowing, shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Loan Borrowing for such Revolving Loan Borrowing, which may be delivered by facsimile), which specifies, among other things:
(i)Whether the applicable Borrowing is a Revolving Loan Borrowing or the Term Loan Borrowing;
(ii)In the case of a Revolving Loan Borrowing, the principal amount and currency of the requested Borrowing, which shall be in the amount of (A) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $10,000,000 (or the Equivalent thereof in any Committed Currency) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Committed Currency) in excess thereof in the case of a Borrowing consisting of LIBOR Loans;
(iii)In the case of a Revolving Loan Borrowing other than a Committed Currency Revolving

Loan Borrowing, which may only consist of LIBOR Loans, whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;
(iv)In the case of a Revolving Loan Borrowing, if the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(g); and
(v)In the case of a Revolving Loan Borrowing, the date of the requested Revolving Loan Borrowing, which shall be a Business Day.
The Borrower shall give each Notice of Loan Borrowing for Revolving Loans to the Administrative Agent not later than (A) 10:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing (other than a Committed Currency Revolving Loan Borrowing) consisting of LIBOR Loans, (B) 10:00 a.m. on the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans; provided that if any Lender reasonably determines that it cannot advance same day Base Rate Loans and such Lender has provided written notice thereof to the Administrative Agent and the Borrower, then from and after such notice the Borrower shall give each Notice of Loan Borrowing for Revolving Loans consisting of Base Rate Loans to the Administrative Agent not later than 10:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing (other than a Committed Currency Revolving Loan Borrowing) consisting of Base Rate Loans until such time as such Lender revokes such notice or ceases to be a Lender under this Agreement and (C) 11:00 a.m. at least four (4) Business Days before the date of any requested Committed Currency Revolving Loan Borrowing. Each Notice of Loan Borrowing shall be delivered by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Loan Borrowing to the Administrative Agent at the office, facsimile number or email address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile or e-mail. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Loan Borrowing for Revolving Loans and of the amount and Type of (and, if applicable, the Interest Period for and the denominated currency for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing. Notwithstanding the foregoing, any Loans advanced on the Closing Date shall be Base Rate Loans.
(e)Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan and each Term Loan from the date of such Revolving Loan and such Term Loan until paid in full, at one of the following rates per annum:
(i)During such periods as such Loan is a Base Rate Loan or Base Rate Portion, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change, provided, however, that no Committed Currency Revolving Loan may be a Base Rate Loan; and
(ii)During such periods as such Loan is a LIBOR Loan or a LIBOR Portion, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan or LIBOR Portion to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.
All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. Each Base Rate Portion of the Term Loan Borrowing shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and each LIBOR Portion of the Term Loan Borrowing shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except to the extent that any lesser Portion results from a mandatory prepayment of the Term Loans pursuant to Section 2.06(c)).The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed five (5) in the aggregate at any time.
(f)Conversion of Loans. Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing (other than a Committed Currency Revolving Loan Borrowing) or any Portion of the Term Loan Borrowing from one Type of Revolving Loan Borrowing or Portion of the Term Loan Borrowing, respectively, to the other Type; provided, however, that any conversion of a Revolving Loan Borrowing consisting of Base Rate Loans into a Revolving Loan Borrowing consisting of LIBOR Loans or a Base Rate Portion of the Term Loan Borrowing into a LIBOR Portion of the Term Loan Borrowing shall be in the amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and any conversion of a Revolving Loan Borrowing consisting of LIBOR Loans into a Revolving Loan Borrowing consisting of Base Rate Loans or a LIBOR Portion of the Term Loan Borrowing into a Base Rate Portion of the Term Loan Borrowing shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, further, that no Base Rate Loan or Base Rate Portion may be converted into a LIBOR Loan or LIBOR Portion, respectively, after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan or LIBOR Portion on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrower shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Conversion, which may be delivered by facsimile or e-mail), which specifies, among other things:
(i)The Revolving Loan Borrowing or the Portion of the Term Loan Borrowing which is to be converted, as applicable;
(ii)The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted or the amount and Type of each Portion of the Term Loan Borrowing into which it is to be converted, as applicable;
(iii)If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans or if any Portion of the Term Loan Borrowing is to be converted into a LIBOR Portion, the initial Interest Period selected by the Borrower for such LIBOR Loans or LIBOR Portion in accordance with Section 2.01(g), as applicable; and
(iv)The date of the requested conversion, which shall be a Business Day.
The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan (or Base Rate Portion into a LIBOR Portion) or at least one (1) Business Day before the date of the requested conversion of a LIBOR Loan into a Base Rate Loan (or a LIBOR Portion into a Base Rate Portion). Each Notice of Conversion shall be delivered by first-class mail or facsimile or e-mail containing a PDF of such signed and completed Notice of Conversion to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Conversion initially delivered by facsimile or e-mail. The Administrative Agent shall promptly notify each (x) Revolving Lender of the contents of each Notice of Conversion relating to Revolving Loans and (y) each Term Lender of the contents of each Notice of Conversion relating to term Loans or Portions thereof. For the avoidance of doubt, the provisions of this Section 2.01(f) relate to the conversion of the type of interest rate (LIBOR or Base Rate) applicable to the applicable Loans or Portions and do not permit the conversion of a Revolving Loan, Term Loan or Portion into any other kind of Loan provided hereunder.
(g)LIBOR Loan Interest Periods.
(i)The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans or LIBOR Portion of the Term Loan Borrowing, as applicable, shall be one (1), three (3), or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Maturity Date; (D) no LIBOR Loan or LIBOR Portion shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default; and (E) no Interest Period for any LIBOR Portion of the Term Loan Borrowing shall end after a Term Loan Installment Date unless, after giving effect to such Interest Period, the aggregate principal amount of the Base Rate Portion and all LIBOR Portions of the Term Loan Borrowing having Interest Periods ending on or prior to such Term Loan Installment Date equals or exceeds the principal payment on the Term Loan Borrowing due on such Term Loan Installment Date.
(ii)The Borrower shall notify the Administrative Agent of the Borrower's selection of a new Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans or a LIBOR Portion of the Term Loan Borrowing, as applicable, by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Interest Period Selection, which may be delivered by facsimile or e-mail), not later than (A) 11:00 a.m. at least four (4) Business days (for each Committed Currency Revolving Loan) and (B) 10:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for (x) a Revolving Loan Borrowing consisting of LIBOR Loans or (y) a LIBOR Portion of the Term Loan Borrowing, as

applicable, of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans or LIBOR Portion; provided, however, that no LIBOR Loan or LIBOR Portion shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Interest Period Selection shall be given by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Interest Period Selection to the office or the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection initially delivered by facsimile or e-mail. If (A) the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans or a LIBOR Portion of the Term Loan Borrowing, as applicable, in accordance with this Section 2.01(g) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan or LIBOR Portion, (1) the Borrower shall repay the principal amount of and accrued interest on each such LIBOR Loan that is a Committed Currency Revolving Loan on the last day of the current Interest Period therefor or, if not repaid on such day, such Committed Currency Revolving Loan shall be automatically converted to a Base Rate Loan and redenominated in the Equivalent amount of Dollars and (2) such other LIBOR Loan(s) and LIBOR Portion(s) shall automatically convert to Base Rate Loan(s) and Base Rate Portion(s), as applicable, in Dollars on the last day of the current Interest Period therefor. The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans and (y) each Term Lender of the contents of each Notice of Interest Period Selection for the Term Loan Borrowing and Portions thereof.
(h)Scheduled Payments.
(i)Interest - All Loans and Portions . The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan Borrowing, the Term Loan Borrowing and each Portion thereof in arrears (i) in the case of a Base Rate Loan or Base Rate Portion, on the last Business Day of each fiscal quarter, (ii) in the case of a LIBOR Loan or LIBOR Portion, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Loans and Portions, at maturity. All interest that is not paid when due shall be due on demand.
(ii)Scheduled Principal Payments - Revolving Loans. The Borrower shall repay the principal amount of the Revolving Loans on the Maturity Date. The Borrower shall also make the mandatory prepayments required by Section 2.06(c).
(iii)Scheduled Principal Payments - Term Loans. The Borrower shall repay the principal amount of the Term Loans on each Term Loan Installment Date in the amount of $2,500,000; provided, that the Borrower shall pay all outstanding principal on the Term Loans, together with all accrued and unpaid interest thereon, on the Maturity Date:
The Borrower shall also make the mandatory prepayments required by Section 2.06(c), which shall be applied to the Loans in the manner set forth in Section 2.06(d).
2.02.    Letters of Credit.
(a)The Letter of Credit Commitment.
(i)On the Closing Date, the Existing Letters of Credit shall be deemed to have been issued hereunder, and each Revolving Lender shall thereupon acquire a participation interest therein in accordance with its Revolving Proportionate Share and the terms of this Section 2.02. The Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Revolving Loan Commitment at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender's Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Revolving Lender's Revolving Proportionate Share of the Effective Amount of all Swing Line Loans would exceed such Revolving Lender's Revolving Loan Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form acceptable to the L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)subject to Section 2.02(b)(iii), (1) in the case of any Standby Letter of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or (2) in the case of any Commercial Letter of Credit, the expiry date of such requested Letter of Credit would occur more than 180 days after the date of issuance or last renewal, in either case unless the Required Lenders have approved such expiry date;
(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;
(D)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application;
(E)such Letter of Credit is in a face amount less than $25,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of any other type of Letter of Credit, or denominated in a currency other than Dollars; or
(F)any Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender or the L/C Issuer has received (as set forth below) Cash Collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) from either the Borrower or such Defaulting Lender in respect of such Defaulting Lender's obligation to fund under Section 2.02(c). The Borrower and/or such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Wells Fargo and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate L/C Obligations in respect of such Defaulting Lender, the Borrower will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Governmental Approvals, to reimburse the L/C Issuer.
(iii)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m., at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit

Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.
(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Revolving Lender's Revolving Proportionate Share times the amount of such Letter of Credit. The Administrative Agent shall promptly notify each Revolving Lender upon the issuance of a Letter of Credit.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice. Not later than 10:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which may be effected through the debiting of one or more deposit accounts maintained with the Administrative Agent. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Revolving Lender's Revolving Proportionate Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Business Day following the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Loan Borrowing for Revolving Loans). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Revolving Lender (including the Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Revolving Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.02.
(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender's Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer. For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such draw under a Letter of Credit.
(v)Each Revolving Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the daily Federal Funds Rate. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender's L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the daily Federal Funds Rate.
(e)Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;
(iii)the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iv)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(v)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. The Borrower and the Revolving Lenders agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer's gross negligence or willful misconduct or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo or other institutions satisfactory to it which accounts, in any case, are the subject of control agreements pursuant to which the Administrative Agent has “control” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral. The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default shall have occurred and be continuing.
(h)Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each Commercial Letter of Credit.
(i)Letter of Credit Fees. The Borrower shall pay, to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Proportionate Share, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans (plus two percent (2.00%) upon the occurrence and during the continuation of any Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Revolving Lenders, as may be required by this Agreement) applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date. Each such fee, when due, shall be fully earned and when paid, shall be non-refundable. If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to 0.125% of the amount of such Letter of Credit, due and payable upon each L/C Credit Extension with respect to such Letter of Credit; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, transfer, negotiation, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.
(j)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
2.03.    Swing Line.
(a)The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender may in its sole and absolute discretion make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date up to but not including the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Revolving Lender of Revolving Loans, may exceed the amount of such Revolving Lender's Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Total Revolving Loan Commitment at such time, and (ii) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender), plus such Revolving Lender's Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Revolving

Lender's Revolving Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Revolving Lender's Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender's Revolving Proportionate Share times the amount of such Swing Line Loan. Furthermore, before making any Swing Line Loans (if at such time any Revolving Lender is a Defaulting Lender), the Swing Line Lender may condition the provision of such Swing Line Loans on its receipt of Cash Collateral or similar security satisfactory to the Swing Line Lender (in its sole discretion) from either the Borrower or such Defaulting Lender in respect of such Defaulting Lender's risk participation in such Swing Line Loans as set forth below. The Borrower and/or such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Swing Line Lender, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Wells Fargo and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate risk participation of such Defaulting Lender in the relevant Swing Line Loan, the Borrower and/or such Defaulting Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. At such times there are Swing Ling Loans outstanding for which funds are on deposit as Cash Collateral, such funds shall be applied as and when determined by the Swing Line Lender, to the extent permitted under applicable Governmental Approvals, to reimburse and otherwise pay the applicable obligations owing to the Swing Line Lender.
(b)Borrowing Procedures. Each Swing Loan Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $100,000 or an integral multiple of $25,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by the delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Loan Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower, which notice may be delivered by facsimile or e-mail. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Loan Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Loan Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 1:00 p.m., on the date of the proposed Swing Loan Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m., on the borrowing date specified in such Notice of Swing Loan Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(c)Refinancing of Swing Line Loans.
(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), under this subsection (c), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender's Revolving Proportionate Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Loan Borrowing for Revolving Loans promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Proportionate Share of the amount specified in such Notice of Loan Borrowing for Revolving Loans available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 12:00 p.m., on the day specified in such Notice of Loan Borrowing for Revolving Loans, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Revolving Loan Borrowing cannot be requested in accordance with

Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Loan Borrowing for Revolving Loans submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to equal to the daily Federal Funds Rate. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Revolving Lender's obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Revolving Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the daily Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
(e)Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Revolving Lender's Revolving Proportionate Share of any Swing Line Loan, interest in respect of such Revolving Proportionate Share shall be solely for the account of the Swing Line Lender. The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan on the last Business Day of each fiscal quarter and at maturity.
(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.04.    Amount Limitations, Commitment Reductions, Etc.
(a)Optional Reduction or Cancellation of Total Revolving Loan Commitment. The Borrower may, upon three (3) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:
(i)The Borrower may not reduce the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Revolving Loan Commitment as so reduced; and
(ii)The Borrower may not cancel the Total Revolving Loan Commitment prior to the Maturity

Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.
Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, the occurrence of a Change of Control or the consummation of a disposition, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.
(b)Mandatory Reduction of Commitments.
(i)The Total Revolving Loan Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Swing Line Loans and the Revolving Loans pursuant to Section 2.06(c)(iv) or (v) or Section 2.06(d) if the Effective Amount of such Loans was then equal to the amount of the Total Revolving Loan Commitment (but without regard to the actual usage of the Total Revolving Loan Commitment), such reduction to be effective on the date of the required prepayment.
(ii)The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Maturity Date.
(iii)The Total Term Loan Commitment shall be automatically and permanently reduced to zero at the close of business on the Acquisition Closing Date.
(c)Effect of Revolving Loan Commitment Adjustments. From the effective date of any reduction or increase of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced or increased. Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Revolving Lenders (except as permitted under Section 2.01(c)). Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.04(a) shall be applied ratably to reduce each Revolving Lender's Revolving Loan Commitment in accordance with clause (i) of Section 2.10(a).
2.05.    Fees.
(a)Administrative Agent's Fee; Other Fees. The Borrower shall pay to the Administrative Agent and the Lead Arrangers, for their own respective account, agent's fees and other compensation in the amounts and at the times set forth in the Wells Fargo Fee Letter and JPMorgan Fee Letter, as applicable, and any fees set forth in any fee letter or agreement executed in connection with any increase under Section 2.01(c).
(b)Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders as provided in clause (v) of Section 2.10(a), a commitment fee (collectively, the “Commitment Fee”) equal to the Commitment Fee Percentage of the daily average Unused Revolving Commitment for the period beginning on the Closing Date and ending on the Maturity Date. The Borrower shall pay the Commitment Fee in arrears on the last Business Day in each March, June, September and December (commencing September 30, 2011) and on the Maturity Date (or if the Total Revolving Commitment is cancelled on a date prior to the Maturity Date, on such prior date).
(c)Committed Currency Fees. The Borrower shall pay to the Administrative Agent, for its own account, a non-refundable fee in the amount of $500 for each Committed Currency Revolving Loan Borrowing, and reimburse the Administrative Agent for all reasonable costs and expenses related to such Committed Currency Revolving Loan Borrowing.
2.06.    Prepayments.
(a)Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay (i) if a LIBOR Loan or LIBOR Portion is being prepaid under Section 2.06(b) or Section 2.06(c), to the Administrative Agent for the account of the Lender that made such LIBOR Loan or LIBOR Portion all accrued interest to the date of such prepayment on the amount prepaid, (ii) if a prepayment is made upon acceleration, to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (iii) to such Lender if such prepayment is the prepayment of a LIBOR Loan or LIBOR Portion on a day other than the last day of an Interest Period for such LIBOR Loan or such LIBOR Portion, all amounts payable to such Lender pursuant to Section 2.13.

(b)Optional Prepayments.
(i)At its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Loans and LIBOR Portions, upon one (1) Business Day's notice from the Borrower to the Administrative Agent in the case of Base Rate Loans or Base Rate Portions (other than Committed Currency Revolving Loans), three (3) Business Days' notice from the Borrower to the Administrative Agent in the case of LIBOR Loans or LIBOR Portions (other than Committed Currency Revolving Loans), or four (4) Business Days' notice from the Borrower to the Administrative Agent in the case of Committed Currency Revolving Loans, prepay the Base Rate Loans or Base Rate Portions in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole and prepay the LIBOR Loans or LIBOR Portions in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loan or LIBOR Portion, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied, as between Revolving Loans and Term Loans, in a manner directed by the Borrower. The principal amount of any prepayment directed by the Borrower to be applied to the Term Loans pursuant to the preceding sentence shall be applied to prepay the Term Loans in inverse order of maturity. If the Borrower fails to direct the application of any such prepayments, then such prepayments shall be applied, first, to the accrued but unpaid interest on and then any principal of the Swing Line Loans until paid in full, second, to the accrued but unpaid interest on and then any principal of the Revolving Loans until paid in full, third to the accrued but unpaid interest on and then any principal of the Term Loans, in the inverse order of their maturities until paid in full, and finally to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations; provided that if an Event of Default has occurred and is continuing at the time any such prepayment is made, the Lenders shall apply such prepayments to such Obligations as the Administrative Agent may determine in its discretion which determination shall be effective as to all Lenders (but for regulatory purposes, the Lenders may apply such payments internally as they shall determine).
(ii)At its option, the Borrower may, upon notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or an integral multiple of $25,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)Mandatory Prepayments. The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:
(i)If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.
(ii)If, as at the end of each month, the Effective Amount of all Committed Currency Revolving Loans exceed 103% of the Committed Currency Sublimit, the Borrower shall immediately prepay the Committed Currency Revolving Loans in an aggregate principal amount equal to the excess over the Committed Currency Sublimit.
(iii)The Borrower shall repay each Swing Line Loan on the earlier to occur of (A) the Swing Line Settlement Date occurring after such Swing Line Loan is made and (B) the Maturity Date.
(iv) If, at any time after the Closing Date any Loan Party sells or otherwise disposes of any assets (other than sales or other dispositions permitted under Section 5.02(c)) and the Net Proceeds of such asset sale or other disposition exceed $25,000,000, the Borrower shall, within four (4) Business Days after the completion of such sale or other disposition , prepay the Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition; provided that so long as the cash portion of the consideration for any such disposed assets is not less than 75% of all consideration for such disposed assets only the cash portion of such Net Proceeds at the time of sale will be counted for purposes of any prepayment required under this sentence and the remaining consideration shall be counted when received as cash; otherwise 100% of all Net Proceeds (cash and non-cash) shall be counted. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (iv) with respect to any sale (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing within four (4) Business Days after the time the Net Proceeds from such Relevant Sale are received that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent the acquisition of such replacement assets occurs within 180 days after the date of such Relevant Sale. If the 180-day period provided in the preceding sentence shall elapse without occurrence of the related acquisition or an Event of Default shall occur prior to occurrence of the related acquisition, then the Borrower shall immediately prepay the Obligations in the amount and in the manner described in the first sentence of this clause (iv).
(v)Not later than four (4) Business Days following the date of receipt (each a “Receipt Date”) by a Loan Party (or the Administrative Agent) of any Net Insurance Proceeds or Net Condemnation Proceeds, the Borrower shall prepay the Obligations in the manner set forth in Section 2.06(d) in an amount equal to the aggregate amount of the sum of such Net Insurance Proceeds and Net Condemnation Proceeds. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (v) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if the Borrower advises the Administrative Agent in writing within four (4) Business Days after the related Receipt Date that it or another Loan Party intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds derived to the extent such repair, restoration or replacement is completed within 365 days after the related Receipt Date . If the 365 day period provided in the preceding sentence shall elapse without the completion of the related repair, restoration or replacement or an Event of Default shall occur prior to the completion of the related repair, restoration or replacement, then the Borrower shall immediately prepay the Obligations in the amount and in the manner described in the first sentence of this clause (v). If the Borrower has provided the written notice contemplated by the prior sentence, then until such Net Insurance Proceeds or Net Condemnation Proceeds are needed to pay for the related repair, restoration or replacement such proceeds shall be held by the Administrative Agent as collateral, but only to the extent such Net Insurance Proceeds or Net Condemnation Proceeds, as the case may be, have been received by the Borrower or a Guarantor.
(vi) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by the chief financial officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.
(d)Application of Loan Prepayments. All prepayments required under Sections 2.06(c)(iv)-(v) shall be applied as follows: (A) first, to prepay ratably the remaining installments of principal on the Term Loans, (B) then to prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (C) then to prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (D) otherwise, to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations. Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and Base Rate Portions and then if any funds remain, to prepay LIBOR Loans and LIBOR Portions.
2.07.    Other Payment Terms.
(a)Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent's office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender's Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document (i) in Dollars (other than repayments of principal of and payments of interest on Committed Currency Revolving Loans) and (ii) in the applicable Committed Currency (in the case of repayments of principal of and payments of interest on Committed Currency Revolving Loans unless otherwise expressly set forth in this Agreement), in each case in same day or immediately available funds not later than 12:00 noon on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent in the currency received by the Borrower for the account of such Lender.

(b)Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(c)Default Rate. Upon the occurrence of any Event of Default and continuing until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%) (the “Default Rate”) payable on demand. Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Governmental Rules.
(d)Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings. The proceeds of the Collateral will be applied as set forth in Section 6.02.
(e)Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the Federal Funds Rate. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.
2.08.    Loan Accounts; Notes.
(a)Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b), Section 2.08(c) and Section 2.08(d). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and each Portion thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan and LIBOR Portion, (iv) the date and amount of each principal and interest payment on each Loan and Portion and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower's Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.
(b)Revolving Loan Notes. Each Revolving Lender's Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Revolving Lender, (ii) in the amount of such Revolving Lender's Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes each Revolving Lender to record on the schedule annexed to such Revolving Lender's Revolving Loan Note the date and amount of each Revolving Loan made by such Revolving Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Revolving Lender to make, or any error by any Revolving Lender in making, any such notation shall not affect the Borrower's Obligations. The Borrower further authorizes each Revolving Lender to attach to and make a part of such Revolving Lender's Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Revolving Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Revolving Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be in the form of Exhibit E, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Revolving Lender, (x) in the amount of such Revolving Lender's Revolving Loan Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note.
(c)Term Loan Notes. Each Term Lender's Term Loan shall be evidenced by a promissory note in the form of Exhibit F (individually, a “Term Loan Note”) which note shall be (i) payable to the order of such Term Lender, (ii) in the amount of such Term Lender's Term Loan, (iii) dated the Closing Date and (iv) otherwise appropriately completed. If, because any Term Lender designates separate Applicable Lending Offices for Base Rate Portions and LIBOR Portions, such Term Lender requests that separate promissory notes be executed to evidence separately such Portions, then each such note shall be in the form of Exhibit F, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Term Lender, (x) in the amount of such Term Lender's Term Loan, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Term Loan Note.
(d)Swing Loan Notes. The Swing Line Lender's Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit G (individually, a “Swing Loan Note”) which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender's Swing Line Loans, (iii) dated the Closing Date and (iv) otherwise appropriately completed.
2.09.    Loan Funding.
(a)Lender Funding and Disbursement to the Borrower. Each Lender shall, before noon on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent's office specified in Section 8.01, in same day or immediately available funds, such Lender's Revolving Proportionate Share or Term Proportionate Share, as the case may be, of such Borrowing. After the Administrative Agent's receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Loan or Letter of Credit, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the joint account of the Borrower maintained by the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.
(b)Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's Revolving Proportionate Share or Term Proportionate Share, as the case may be, of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of such Lender's Revolving Proportionate Share or Term Proportionate Share, as the case may be, of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to the daily Federal Funds Rate for amounts in Dollars (or at the Administrative Agent's cost of funds for amounts in any Committed Currency). A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender's Revolving Proportionate Share or Term Proportionate Share, as the case may be, of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.
(c)Lenders' Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans to be funded by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.
2.10.    Pro Rata Treatment.

(a)Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:
(i)Each Revolving Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;
(ii)The Term Loan Borrowing shall be made or shared among the Lenders pro rata according to their respective Term Proportionate Shares;
(iii)Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;
(iv)Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;
(v)Each payment of Commitment Fees and Letter of Credit fees payable under Section 2.02(i) shall be shared among the Revolving Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;
(vi)Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and
(vii) All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.
(b)Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
2.11.    Change of Circumstances.
(a)Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan or LIBOR Portion, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan or Portion, as the case may be, does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan or LIBOR Portion, or (iii) the Administrative Agent shall determine that the relevant Committed Currency is no longer generally available, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower's right to request the making of, conversion to or a new Interest Period for LIBOR Loans, LIBOR Portions or Committed Currency Revolving Loans, as applicable, shall be suspended. Any LIBOR Loans or LIBOR Portions outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions (in the case of LIBOR Loans that are Committed Currency Revolving Loans, at the Equivalent amount of Dollars), as the case may be, unless such suspension has then ended.
(b)Illegality. If, after the Original Closing Date (in the case of any Lender party to the Existing Credit Agreement) or the Closing Date (in all other cases), the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, LIBOR Portion or Loans denominated in a Committed Currency, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change of Law. Upon receipt of such notice, (i) the Borrower's right to request the making of, conversion to or a new Interest Period for LIBOR Loans, LIBOR Portions or Loans denominated in a Committed Currency with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(f), as the case may be, convert any such then outstanding LIBOR Loans or LIBOR Portions of such Lender into Base Rate Loans or Base Rate Portions, as the case may be, at the end of the current Interest Period for such LIBOR Loans or LIBOR Portions, (B) exchange any such then outstanding LIBOR Loans or LIBOR Portions of such Lender that are denominated in such Committed Currency into an Equivalent amount of Dollars and pursuant to Section 2.01(f), convert such LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions, as the case may be, that are denominated in Dollars, at the end of the current Interest Period for such LIBOR Loans or LIBOR Portions that are denominated in any Committed Currency, or (C) immediately repay or convert any such LIBOR Loans, LIBOR Portions or Loans denominated in a Committed Currency of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans, LIBOR Portions or Loans denominated in a Committed Currency. Any conversion or prepayment of LIBOR Loans or LIBOR Portions made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans or LIBOR Portions shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, LIBOR Portion or Loan denominated in a Committed Currency, all Revolving Loans and all Portions of the Term Loan of such Lender shall be Base Rate Loans and Base Rate Portions, respectively. For purposes of this Section 2.11(b): (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the Original Closing Date; and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an introduction after the Original Closing Date, regardless of the date enacted, adopted or issued.
(c)Increased Costs. If, after the Original Closing Date (in the case of any Lender party to the Existing Credit Agreement) or the Closing Date (in all other cases), any Change of Law:
(i)Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrower to any Lender under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or
(ii)Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans or Portions), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan or LIBOR Portion; or
(iii)Shall impose on any Lender any other condition related to any LIBOR Loan or LIBOR Portion or such Lender's Commitments;
and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or LIBOR Portion or its Commitments or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after demand by such Lender (accompanied by the certificate referred to in the next sentence), pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts; provided that the Borrower shall not be obligated to pay any such amount which arose prior to the date which is 270 days preceding the date of such demand or is attributable to periods prior to the date which is 270 days preceding the date of such demand. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement. For purposes of this Section 2.11(c): (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the Original Closing Date; and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an introduction after the Original Closing Date, regardless of the date enacted, adopted or issued.
(d)Capital Requirements. If, after the Original Closing Date (in the case of any Lender party to the Existing Credit Agreement) or the Closing Date (in all other cases), any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender's or such Person's policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender (accompanied by the certificate referred to in the next sentence), such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital; provided that the Borrower shall not be obligated to pay any such amount which arose prior to the date which is 270 days preceding the date of such demand or is attributable to periods prior to the date which is 270 days preceding the date of such demand. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement. For purposes of this Section 2.11(d): (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the Original Closing Date; and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an introduction after the Original Closing Date, regardless of the date enacted, adopted or issued.
2.12.    Taxes on Payments.
(a)Payments Free of Taxes. All payments made by the Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than (x) taxes imposed on or measured by the Administrative Agent's or any Lender's overall net income (however denominated), and franchise taxes imposed on the Administrative Agent or such Lender (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (y) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower are located) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The obligations of the Borrower under this Section 2.12 shall survive the payment and performance of the Obligations and the termination of this Agreement.
(b)Other Taxes. In addition, the Borrower shall pay to the relevant taxing authority in accordance with applicable Governmental Rules, and indemnify and hold the Administrative Agent and the Lenders harmless from, any present or future stamp, documentary, excise, property, sales or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).
(c)Tax Indemnification. The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall contain a reasonably detailed statement of the basis and calculation of the amount demanded.
(d)Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes pursuant to Section 2.12(a) or (b), the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.01(a), the original or a certified copy of a receipt evidencing such payment, to the extent that such receipt is issued therefor or such other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
(e)Withholding Exemption Certificates. On or prior to the date of the initial Borrowing or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender on the Closing Date which is not organized under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances (including any change in any treaty, law or regulation) after the Closing Date which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(e) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction or Taxes, but only if and to the extent such Lender is legally entitled to do so. If (i) there has not occurred any change of circumstances (including any change in any treaty, law or regulation) after the Closing Date which would prevent a Lender from receiving payments hereunder without any deduction or withholding of Taxes and (ii) such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrower or the Administrative Agent pursuant to this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.12(a).
(f) Tax Returns. Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).
2.13.    Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan or LIBOR Portion on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan or LIBOR Portion for which a Notice of Loan Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) fail to convert any Revolving Loans into LIBOR Loans or any Portion of the Term Loan Borrowing into a LIBOR Portion in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (d) fail to continue LIBOR Loan or LIBOR Portion for which a Notice of Interest Period Selection has been delivered to the Administrative Agent, the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand (accompanied by a certificate of such Lender setting forth in reasonable detail the calculation of any amount so demanded) a prepayment fee, failure to borrow fee, failure to convert fee or fail to continue fee, as the case may be (determined as though 100% of the LIBOR Loan or LIBOR Portion had been funded in the London interbank eurodollar currency market), equal to the sum of:
(a)$250; plus
(b) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate for LIBOR Loans and LIBOR Portions if that amount had remained or been outstanding through the last day of the applicable Interest Period (excluding however the portion thereof attributable to the Applicable Margin) exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus
(c)Any cost or lost income of the Lenders in connection with either (i) terminating and/or unwinding the foreign exchange contract previously in place or (ii) entering into a new foreign exchange contract hedging a prior foreign exchange contract; plus
(d)all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.
Each Lender's determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error. The Lender making such determination may specify that such payments be made in the applicable Committed Currency (if any) or in the Equivalent in Dollars of the applicable Committed Currency (if any), at its election. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.
2.14.    Security.
(a)Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents. All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents. So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations. Lender Bank Products shall be secured by the Lien of the Security Documents on a basis which is in all respect subordinated to all other Obligations.
(b)Further Assurances. The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) as the Administrative Agent may reasonably request to:
(i)grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any or all present and future property (other than Excluded Assets, and other than, as to perfection, De Minimis Accounts) of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and
(ii)otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, pursuant to the Security Documents.
The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts reasonably requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.14.
2.15    Replacement of the Lenders. If (a) any Lender shall become a Defaulting Lender, (b) any Lender shall suspend its obligation to make or maintain LIBOR Loans or LIBOR Portions pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, or (c) any Lender shall demand any payment under Section 2.11(c), 2.11(d) or 2.12(a) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrower, shall use commercially reasonable efforts to) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower's obligation to identify or locate a replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such affected Lender shall sell and assign all of its rights and obligations under this

Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender's Loans so sold and assigned or such other amount is agreed to by such affected Lender and such replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees and other amounts to which it is entitled.
ARTICLE III. CONDITIONS PRECEDENT.
3.01.    Initial Conditions Precedent. The obligations of the Lenders to make the Loans comprising the initial Borrowing are subject to the satisfaction or waiver of the conditions set forth on Schedule 3.01 and receipt (or waiver of receipt) by the Administrative Agent, on or prior to the Closing Date, of each item listed on Schedule 3.01, each in form and substance satisfactory to the Administrative Agent and each Lender, and with sufficient copies for, the Administrative Agent and each Lender.
3.02.     Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Borrowing) is subject to the further conditions that:
(a)The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing or Letter of Credit Application, as the case may be, for such Credit Event in accordance with this Agreement; and
(b)On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:
(i)The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date);
(ii)No Default has occurred and is continuing or will result from such Credit Event; and
(iii)No material adverse change in the assets, liabilities, financial condition, business operations or performance of the Loan Parties, taken as a whole, having occurred since December 31, 2010.
The submission by the Borrower to the Administrative Agent of each Notice of Borrowing and each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.
3.03.    Conditions Precedent to Funding of Acquisition. In addition to the conditions set forth in Sections 3.01 and 3.02, the obligations of the Lenders to make the Term Loan Borrowing and any Revolving Loans used to fund any portion of the Acquisition are subject to, on or prior to September 30, 2011, (a) the satisfaction or waiver of the conditions set forth on Schedule 3.03 and (b) the receipt (or waiver of receipt) by the Administrative Agent, on or prior to the Acquisition Closing Date, of each item listed on Schedule 3.03, each in form and substance satisfactory to the Administrative Agent and each Lender, and with sufficient copies for, the Administrative Agent and each Lender.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES.
4.01.    Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for the Borrower and each of the other Loan Parties as follows:
(a)Due Formation, Qualification, etc. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(b)Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary corporate or company actions on the part of such Loan Party.
(c)Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.
(d)Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of loan and letter of credit proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, in each case except where such breach or violation could not reasonably be expected to result in a Material Adverse Effect.
(e)Approvals.
(i)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents (or any documents executed in connection therewith) executed by any Loan Party or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect.
(ii) All Governmental Authorizations necessary to the operations of the Loan Parties have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(iii)No Governmental Authorization is required for either (x) the pledge or grant by the Borrower or any Guarantor as applicable of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document or (y) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, (2) filings or recordings contemplated in connection with this Agreement or any Security Document, and (3) Governmental Authorizations, if any, required in connection with dispositions of Collateral at the time of such disposition.
(f)No Violation or Default. No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, could result in such a violation or default), where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
(g)Litigation. Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits,

proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or threatened against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect, or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or any documents executed in connection therewith.
(h)Real Property, Etc.
(i) All real property owned or leased by the Borrower and the Guarantors as of the date hereof is described (including, as to real property owned, a legal description) in Schedule 4.01(h). The Loan Parties own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of since the date of such Financial Statements) and all respective assets and properties acquired by the Loan Parties since such date (except those disposed of since such date), except  in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such assets and properties are subject to no Lien, except for Permitted Liens. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties has complied in all material respects with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.
(ii)No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Party's use and operation of its business properties are in compliance with all applicable Governmental Rules, including all applicable land use and zoning laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.
(i)Financial Statements. The Financial Statements of the Loan Parties which have been delivered to the Administrative Agent (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Loan Parties as of the date thereof and for the period covered thereby. None of the Loan Parties has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the audited Financial Statements of the Loan Parties for the fiscal year ended December 31, 2010 and unaudited Financial Statements for the fiscal year to date ended as of June 30, 2011, furnished to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a) (except those Contingent Obligations, liabilities for taxes and other outstanding obligations incurred in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements).
(j)Creation, Perfection and Priority of Liens; Equity Securities .
(i) As of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party), (x) the execution and delivery of the Security Documents by the Loan Parties party thereto, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, and as of the date delivered, the recording of any mortgages or deeds of trust delivered to the Administrative Agent for recording (but not yet recorded), are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and, to the extent such Liens may be perfected by such filings and recordations, perfected first priority Lien on all of the Collateral as of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party) (subject only to Permitted Liens), and (y) all filings and, to the extent requested by the Administrative Agent, other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect. In the case of deposit accounts and accounts with any securities intermediary maintained in the United States of America and pledged to the Administrative Agent under the Security Agreement, when the Control Agreements have been duly executed and delivered by the Borrower or applicable Guarantor, the Administrative Agent and the applicable depository bank or securities intermediary, as the case may be, the Security Agreement (together with such Control Agreements) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Borrower or Guarantor in such Collateral, as security for the Obligations, in each case prior and superior to the Lien of any other Person.
(ii) All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.01(j)(ii), as of the date hereof there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment. All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.
(k)ERISA. Except as set forth on Schedule 4.01(k):
(i)Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, the aggregate benefit liabilities of such Pension Plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such Pension Plan. Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan continuation coverage could not have a Material Adverse Effect.
(ii)Each Pension Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Pension Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty. Each Pension Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Pension Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Pension Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.
(iii)None of the Loan Parties and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan. None of the Loan Parties and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Loan Parties and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.
(iv) No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could reasonably be expected to have a Material Adverse Effect.
(l)Margin Stock; Other Regulations. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Loan Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Loan Party is represented by Margin Stock, and no proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock (other than for a Permitted Stock Repurchase or Permitted Acquisition, in each case, consummated in compliance with this Agreement and applicable Governmental Rules). No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.
(m)Trademarks, Patents, Copyrights and Licenses. The Loan Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Loan Parties each conduct their respective businesses without infringement or, to the Borrower's knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Loan Party), except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. There is no infringement or, to the Borrower's knowledge, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Loan Parties, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. Each of the patents, trademarks, trade names, service marks and copyrights owned by the Borrower or a Guarantor as of the date hereof and which is registered with any Governmental Authority is set forth on the schedules to the Intellectual Property Security Agreement.
(n)Governmental Charges. The Loan Parties have filed or caused to be filed all tax returns which are required to be filed by them. The Loan Parties have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise, except such Governmental Charges, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established. Proper and accurate amounts have been withheld by each Loan Party from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges.
(o)Subsidiaries, Etc. Schedule 4.01(o) (as supplemented by the Borrower in a notice delivered pursuant to Section 5.01(a)(vii)) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party (except in each case for information not yet required to be updated pursuant to Section 5.01(a)(vii)). Except as set forth on Schedule 4.01(o) (as supplemented as set forth above), none of the Loan Parties currently has any Subsidiaries (except in each case for information not yet required to be updated pursuant to Section 5.01(a)(vii)). All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims, except as a result of any dispositions permitted under Section 5.02(c)(vi) or any mergers or dissolutions permitted hereunder.
(p)Solvency, Etc. The Loan Parties are, on a consolidated basis, Solvent, and after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby (including the Transactions), the Loan Parties, on a consolidated basis, will be Solvent.
(q)Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could have a Material Adverse Effect.
(r)No Material Adverse Effect. Since December 31, 2010, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(s)Accuracy of Information Furnished; Compliance with Material Documents.
(i) The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realized).
(ii) The copies of the Material Documents which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date, and no amendments or modifications have been made to the Material Documents, except as set forth by documents delivered to the Administrative Agent in accordance with said Section 3.01 or otherwise permitted under Section 5.02(l). Except as permitted by Section 5.02(l), none of the Material Documents has been terminated and each of the Material Documents is in full force and effect. Except as permitted by Section 5.02(l) or as would not have a Material Adverse Effect, none of the Loan Parties is in default in the observance or performance of any of its material obligations under the Material

Documents and each Loan Party has taken all action required to be taken as of the Closing Date to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)).
(t)Brokerage Commissions. No person is entitled to receive any brokerage commission, finder's fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party.
(u)Policies of Insurance. The properties of the Loan Parties are insured with financially sound (to Borrower's knowledge) and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. Schedule 4.01(u) sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the Closing Date. As of the date hereof, such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.
(v) Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.01(v), no Loan Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of any Loan Party, except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances or as otherwise permitted under Section 5.02(j). No Loan Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could not reasonably be expected to have a Material Adverse Effect.
(w) Foreign Assets Control, Etc.
(i) No Loan Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act. Each Loan Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (i) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person, (ii) funds invested directly or indirectly in any Loan Party are derived from legal sources.
(ii) No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
(x)Acquisition. The Acquisition has been and will be conducted in compliance with all Requirements of Law.
(y)Permitted Stock Repurchase(s). The actions of the Loan Parties in connection with any Permitted Stock Repurchase and any and all transactions entered into or consummated by a Loan Party in connection with such Permitted Stock Repurchase (including the purchase of the stock of the Borrower) will be and have been consummated in accordance with applicable Governmental Rules (including, without limitation, the General Corporation Law of the State of Delaware).
ARTICLE V. COVENANTS.
5.01.    Affirmative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:
(a)Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall request:
(i)As soon as available and in no event later than forty-five (45) days after the last day of each quarter (other than the last quarter of the Borrower's fiscal year), copies of the Financial Statements of the Loan Parties (prepared on a consolidated basis) and the balance sheets and statements of income of the Loan Parties (prepared on a consolidating basis) for such quarter (beginning with the quarter ending September 30, 2011 and thereafter) and for the fiscal year to date, each certified by the president, chief executive officer, chief operating officer or chief financial officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), which Financial Statements and balance sheets and statements of income shall be accompanied by a narrative (as set forth in the related Form 10-Q) from management of the Borrower which discusses results;
(ii) As soon as available and in no event later than ninety (90) days after the close of fiscal year 2011 and each fiscal year thereafter, copies of the Financial Statements of the Loan Parties (prepared on a consolidated basis) and the balance sheets and statements of income of the Loan Parties (prepared on a consolidating basis), audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing acceptable to the Administrative Agent, which Financial Statements shall be accompanied by a narrative (as set forth in the related Form 10-K) from management of the Borrower which discusses results and (B) copies of the unqualified opinions and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;
(iii)Contemporaneously with the Financial Statements for each quarter and each year end required by the foregoing clauses (i) and (ii), a compliance certificate of the president, chief executive officer, chief operating officer or chief financial officer of the Borrower in substantially the form of Exhibit H (a “Compliance Certificate”) which (A) states that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto, (B) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03, and (C) sets forth information and computations related to Sections 5.01(i), 5.02(a), 5.02(b), 5.02(d), 5.02(e) and 5.02(f) of this Agreement and any other provisions of the Credit Documents required to be included in such Compliance Certificate;
(iv)As soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) any threatened (in writing) or actual litigation, suits, claims, disputes or investigations against any Loan Party involving potential monetary damages payable by any Loan Party of $10,000,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other event or condition (including (I) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Guarantor; (II) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Guarantor and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Guarantor, including pursuant to any applicable Environmental Laws) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (D) any Default or any default under any Subordinated Obligations, the statement of a Responsible Officer of the Borrower setting forth details of such event, condition, default or Default and the action which the Borrower proposes to take with respect thereto, or (E) any material change in accounting policies of or financial reporting practices by the applicable Loan Party. Each notice pursuant to this Section 5.01(a)(iv) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(iv) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;
(v)As soon as available, and in any event not later than thirty (30) days after the commencement of each fiscal year of the Borrower, the budget and projected financial statements of the Loan Parties (on a consolidated basis) for such fiscal year (detailed on a quarterly basis) prepared on a basis consistent with historical financial statements, including, in each case, projected balance sheets, statements of income and statements of cash flow of the Loan Parties (on a consolidated basis), all in reasonable detail and with assumptions and in any event to include quarterly projections of the Borrower's compliance with each of the covenants set forth in Section 5.03 of this Agreement;
(vi)As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.06(c), the statement of the president, chief executive officer, chief operating officer or chief financial officer of the Borrower setting forth the details thereof;
(vii)As soon as possible and in no event later than ten (10) days after such establishment, acquisition or issuance, written notice of the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of any existing Loan Party (other than the Borrower);
(viii)As soon as possible and in no event later than five (5) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened material violation of any Environmental Law, or any liability of a Loan Party for Environmental Damages;
(ix)As soon as possible and in no event later than ten (10) days after the acquisition by any Loan Party of any leasehold or ownership interest in real property, a written supplement to Schedule 4.01(h);
(x)As soon as possible after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower to the public concerning material changes to or developments in the business of such Borrower; and
(xi)Contemporaneously with the Financial Statements for each quarter and each year end required by the foregoing clauses (i) and (ii), the notices of security interest described in Section 4(a) of the Intellectual Property Security Agreement with respect to the period covered by such financial statements and the notices described in Section 4(h) and Section 4(k) of the Intellectual Property Security Agreement with respect to the period covered by such financial statements;
(xii) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender may from time to time reasonably request. Documents required to be delivered pursuant to Section 5.01(a) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower's behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents and the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) by posting the Borrower Materials on one or more Platforms and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Borrower hereby agrees that if at any time the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Material that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state security laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 8.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(b)Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.
(c)Inspections. The Loan Parties shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours so long as no Event of Default shall have occurred and be continuing and otherwise at any time as the Administrative Agent and any Lender may determine with or without prior notice to the Borrower, to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may request, all at the Borrower's expense; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.01(c) and only one exercise of such rights in any calendar year by the Administrative Agent shall be at the Borrower's expense; provided, further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower. So long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall use commercially reasonably efforts to give the Borrower the opportunity to participate in any discussions with the Borrower's independent public accountants. Notwithstanding anything to the contrary in this Section 5.01(c), none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding non-disclosure provisions entered into in the ordinary course of business or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
(d)Insurance. The Loan Parties shall:
(i)Carry and maintain (A) insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker's compensation and (B) if requested by the Administrative Agent, flood insurance with respect to real property Collateral in amounts and subject to deductibles and other terms as customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, but in any event with such provisions and amounts required to comply with applicable Governmental Rules regarding real property Collateral.
(ii)Furnish to any Lender, upon written request, full information as to the insurance carried;
(iii)Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is satisfactory to the Administrative Agent; and
(iv)Obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form 438BFU or equivalent) naming the Administrative Agent and the Lenders as an additional insured and naming the Administrative Agent as mortgagee and as lender's loss payee and including lender's loss payable endorsements;
provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.
(e)Governmental Charges. Each Loan Party shall promptly pay and discharge when due  all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, which in each case, if unpaid, could be reasonably likely to have a Material Adverse Effect, except such taxes and other Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.
(f)Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (i) to pay fees and expenses incurred in connection with this Agreement; (ii) to refinance existing indebtedness of the Loan Parties (including refinancing of the Indebtedness under the Existing Credit Agreement); (iii) to finance Permitted Acquisitions and Permitted Stock Repurchases and (iv) (together with Letters of Credit issued hereunder) to provide for the working capital and general corporate purpose needs of the Loan Parties. No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, (A) to purchase, acquire or carry any Margin Stock (other than for a Permitted Stock Repurchase or Permitted Acquisition, in each case, consummated in compliance with this Agreement and applicable Governmental Rules) or (B) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U, and X.
(g)General Business Operations. Each of the Loan Parties shall (i) except as otherwise permitted under

Section 5.02(d)(i), preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges, franchises and other authority reasonably necessary to the conduct of its business, provided that the Loan Parties shall be permitted to dissolve Immaterial Subsidiaries from time to time in the Loan Parties' reasonable business judgment, (ii) conduct its business activities in compliance with all Requirements of Law in all material respects and, except as could not reasonably be expected to have a Material Adverse Effect, all Contractual Obligations applicable to such Person, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations necessary to its business and (v) conduct its business in an orderly manner without voluntary material interruption. Neither the Borrower nor any Guarantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date (or the date it became a Guarantor) unless (A) the Administrative Agent shall hold a perfected, first priority security interest in and Lien on all of the assets of such reincorporated or reorganized entity (subject to Permitted Liens) and (B) the Administrative Agent shall have received thirty (30) days prior written notice.
(h)Compliance with Laws . Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the inventory of each Loan Party shall comply with the Fair Labor Standards Act.
(i)New Subsidiaries. The Borrower shall, at its own expense promptly, and in any event (i) within twenty-five (25) days (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion) after the formation or acquisition of any Domestic Subsidiary (other than an Immaterial Subsidiary) or after any Domestic Subsidiary that is an Immaterial Subsidiary ceases to be an Immaterial Subsidiary and (ii) within thirty (30) days (as such time period may be extended by the Administrative Agent) after the formation or acquisition of any Foreign Subsidiary (other than an Immaterial Subsidiary) or after any Foreign Subsidiary that is an Immaterial Subsidiary ceases to be an Immaterial Subsidiary: (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii)), (B) cause each Domestic Subsidiary (other than an Immaterial Subsidiary but including each Domestic Subsidiary that ceases to be an Immaterial Subsidiary) and each other Loan Party (other than a Foreign Subsidiary or an Immaterial Subsidiary), as applicable, to become a party to the Guaranty, the Security Agreement, the Intellectual Property Security Agreement and each other applicable Security Document in accordance with the terms thereof, execute additional Security Documents (including a Foreign Pledge Agreement, as applicable) if reasonably requested by the Administrative Agent and amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (1) 100% of the Equity Securities of each such Person which becomes a Domestic Subsidiary and (2) 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) and 65% of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of each such Person which becomes a Foreign Subsidiary (other than an Immaterial Subsidiary) that is owned directly by the Borrower or a Domestic Subsidiary (provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by any Loan Party of any additional Equity Securities in any such Foreign Subsidiary to the Administrative Agent, on behalf of itself and the Lenders, under the Security Documents could not reasonably be expected to result in an increase in the aggregate net consolidated tax liabilities of the Loan Parties, then, promptly after the change in such laws, all such additional Equity Securities shall be so pledged under the Security Documents) and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (C) except in the case of an Immaterial Subsidiary, deliver (or cause the appropriate Person to deliver) to the Administrative Agent all certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be requested by the Administrative Agent to perfect the Administrative Agent's first priority Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States of America), (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each new Domestic Subsidiary (other than an Immaterial Subsidiary)) required by law or requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to Permitted Liens) subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent, (E) if requested by the Administrative Agent, deliver an opinion of counsel in form and substance satisfactory to the Administrative Agent with respect to each new Domestic Subsidiary (other than an Immaterial Subsidiary), and/or the pledge of the Equity Securities of each Domestic Subsidiary and Foreign Subsidiary and the matters set forth in this Section and (F) deliver to the Administrative Agent the same organization documents, resolutions, certificates, lien searches and other matters set forth in Schedule 3.01(b) and (e) with respect to such new Subsidiary as required to be delivered with respect to the Borrower on the date hereof, in form and substance satisfactory to Administrative Agent.
(j)Appraisals. During the existence of an Event of Default or upon the written request of any Lender acting pursuant to any Requirement of Law, the Borrower agrees that the Administrative Agent may, at the expense of the Borrower, commission an appraisal of any real property (i) to which any Loan Party holds legal title and (ii) which is encumbered by any Security Document.
(k) Additional Collateral. If at any time from and after the Closing Date the Borrower or any Guarantor acquires any fee interest in real property with a value in excess of $5,000,000, such Loan Party shall deliver to the Administrative Agent upon the request of the Required Lenders (for the avoidance of doubt, the real property Collateral required under this Agreement shall not include the real property assets located at 25 East Easy Street, Simi Valley, California 93065), at its own expense, promptly all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including surveys, environmental reports and environmental indemnities) to assist the Administrative Agent in obtaining deeds of trust or mortgages on such additional real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance satisfactory to the Administrative Agent, in an amount equal to the principal amount of the Total Revolving Loan Commitment at such time), insuring the Administrative Agent's Lien on such additional real property Collateral to be of first priority, subject only to such exceptions as the Administrative Agent shall approve in its discretion, with all costs thereof to be paid by such Loan Party.
5.02.    Negative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:
(a)Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):
(i)Indebtedness of the Loan Parties under the Credit Documents;
(ii)Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this clause (ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and, if applicable, subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;
(iii)Indebtedness of the Loan Parties under Rate Contracts ; provided that all such Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation;
(iv)Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));
(v)Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;
(vi)Indebtedness owing to other Loan Parties; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);
(vii)purchase money Indebtedness and Capital Lease obligations in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
(viii)unsecured Indebtedness incurred after the Closing Date; provided that (A) the maturity of such Indebtedness shall be no earlier than a date that is six (6) months after the Maturity Date and such Indebtedness shall have no scheduled principal payments prior to a date that is six (6) months after the Maturity Date and (B) after giving effect to the incurrence of such Indebtedness, the Total Leverage Ratio shall not exceed, and shall not be projected to exceed during the term of this Agreement, 2.50:1.00 and the Administrative Agent shall have received a certificate and projections from the Borrower demonstrating satisfaction of such condition;
(ix)Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Borrower following the Closing Date, which Indebtedness is in existence at the time such Person becomes a Subsidiary and is not created in connection with or in contemplation of such Person becoming a Subsidiary, together with any initial or successive refinancings thereof; provided that (A) the aggregate principal amount of all such Indebtedness in the aggregate shall not exceed $10,000,000 at any time outstanding and (B) the Borrower shall be in compliance with the financial covenants set forth in this Agreement on a pro forma basis after giving effect to such Person becoming a Subsidiary of the Borrower;
(x)Reserved;
(xi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $20,000,000 (or the dollar equivalent thereof at the time of incurrence); provided that the Borrower shall be in compliance with the financial covenants set forth in this Agreement on a pro forma basis after giving effect to the Indebtedness under this clause (xi);
(xii)Indebtedness of the Borrower in an aggregate principal amount outstanding at any time not to exceed $420,945 in respect of Irrevocable Letter of Credit No. NZS659521 issued by Wells Fargo Bank, National Association (in its individual capacity and not as L/C Issuer hereunder) and extensions and renewals of such letter of credit;
(xiii) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000; provided that the Borrower shall be in compliance with the financial covenants set forth in this Agreement on a pro forma basis after giving effect to the Indebtedness under this clause (xiii); and
(xiv) Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business or (B) in the case of Loan Parties not constituting the Borrower or a Guarantor, (1) commercial credit cards, (2) cash management services (including cash pooling services, controlled disbursement services, ACH transactions, and interstate depository network services), (3) returned items; and (4) foreign exchange services and facilities.
(b)Liens. No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):
(i)Liens in favor of the Administrative Agent or any Lender securing the Obligations and Negative Pledges under the Credit Documents;
(ii)Liens listed in Schedule 5.02(b) and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);
(iii)Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;
(iv)statutory Liens, possessory liens of carriers, warehousemen, materialmen, mechanic's liens and landlord liens, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no property of any Loan Party is subject to a material impending risk of loss or forfeiture;
(v)Deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;
(vi)Purchase money Liens and associated Negative Pledges incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Sections 5.02(a)(vii) and 5.02(a)(xi);
(vii)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) or (vi) above or clause (xvii) below; provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing;
(viii)leases or subleases and licenses or sublicenses granted to others (in the ordinary course of business ) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;
(ix)easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(x) deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;
(xi) bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business, including, without limitation, to secure obligations described under Section 5.01(a)(xiv);
(xii)Liens arising (1) by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party and (2) in connection with judgments, orders, decrees or awards not giving rise to an Event of Default hereunder;
(xiii)Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(xiv)Liens (A) consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits (excluding the property subject to such lease) in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease and (B) arising from precautionary UCC financing statements regarding operating leases;
(xv)Liens consisting of deposits of property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);
(xvi)Reserved;
(xvii) Liens on the assets of a Person that becomes a Subsidiary of the Borrower following the Closing Date as described in Section 5.02(a)(ix) that exist at the time becomes a Subsidiary of the Borrower and that secure Indebtedness permitted under Section 5.02(a)(ix) (and related Negative Pledges);
(xviii)Negative Pledges arising under contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Securities or assets of such Subsidiary;
(xix) Liens and Negative Pledges on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 5.01(a)(xi);
(xx)Liens in favor of a trustee in an indenture relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee;
(xxi)Liens on deposits, or property held in trust, pursuant to legal or covenant defeasance or satisfaction and discharge provisions governing Indebtedness; and
(xxii) other Liens securing obligations (excluding Indebtedness) in an aggregate principal amount at any time outstanding not to exceed $5,000,000;
provided, however, that the foregoing exceptions shall not permit any Lien in any Equity Securities issued by any Loan Party except for Liens (1) granted in favor of the Administrative Agent securing the Obligations (or any guaranty thereof) or (2) in reliance upon clause (xix) above.
(c)Asset Dispositions. No Loan Party shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its assets or property, whether now owned or hereafter acquired, except for the following:
(i)Sales by the Loan Parties of inventory in the ordinary course of their businesses;
(ii)Sales by the Loan Parties of damaged, worn or obsolete equipment in the ordinary course of their businesses;
(iii)Sales or other dispositions by any Loan Party of Investments permitted by clause (i) of Section 5.02(e) for not less than fair market value; provided that the proceeds of such sale or other disposition are retained as working capital with such Loan Party or used for other general corporate purposes not prohibited hereunder;
(iv)(A) Sales or other dispositions of assets and property by and among the Borrower and any Domestic Subsidiaries, (B) sales or other dispositions of assets and property by and among any Foreign Subsidiaries and (C) sales or other dispositions of assets and property by and among the Borrower, any Domestic Subsidiaries and any Foreign Subsidiaries provided that the assets (valued at the greater of book value or fair market value) that are sold or disposed of by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary shall count towards the limitation set forth in the second proviso to Section 5.02(e)(iii) and shall only be permitted to the extent in compliance with such proviso to Section 5.02(e)(iii);
(v)Licenses and sublicenses of intellectual property owned by or licensed to any Loan Party to any third party in the ordinary course of business;
(vi)Sales or other dispositions of assets and property by the Loan Parties to other Persons (other than other Loan Parties) not otherwise permitted under this Section 5.02(c); provided that (i) at the time of such sale or other disposition (other than any such sale or other disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such sale or other disposition, and (ii) all sales and other dispositions under this Section 5.02(c)(vi) shall not exceed $25,000,000 in the aggregate during the term of this Agreement; and
(vii) Sales and other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.
(d)Mergers, Acquisitions, Etc. No Loan Party shall reorganize or consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:
(i)(A) the Borrower and the other Loan Parties may merge with each other; provided that (1) no Default shall have occurred and be continuing or would result after giving effect to any such merger, (2) in any such merger involving the Borrower and another Loan Party, the Borrower is the surviving Person, and (3) in any such merger involving a Guarantor and another Loan Party (other than the Borrower), such Guarantor is the surviving Person; and (B) a merger or consolidation of a Person with or into the Borrower, with or into a Guarantor, or with or into a Pledged Foreign Subsidiary which constitutes an acquisition permitted by Section 5.02(d)(iii); provided that no Default shall have occurred and be continuing or would result after giving effect to any such merger;
(ii)the Acquisition; and
(iii)Acquisitions by the Borrower, a Guarantor, or a Pledged Foreign Subsidiary of any Person or the assets of a Person as a new Subsidiary or of all or substantially all of the assets of any other Person or identifiable business unit or division of any other Person (in each case, the “Proposed Target”); provided that:
(A)No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);
(B)The Proposed Target is in the same line of business as the Borrower or a line of business substantially related thereto;
(C)The acquisition of the Proposed Target shall be completed as a result of an arm's length negotiation (i.e. on a non-hostile basis);
(D)The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable Governmental Rules;
(E)For each proposed acquisition where the total consideration is less than $50,000,000, the Borrower has delivered to the Administrative Agent written notice of the same at least three Business Days' after the closing of such acquisition;
(F) For each proposed acquisition where the total consideration is greater than or equal to $50,000,000, the Borrower has delivered to the Administrative Agent at least 10 calendar days prior to the closing date of such proposed acquisition: (1) written notice of such proposed acquisition, (2) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months, and (3) pro forma financial statements reflecting the combined projected performance of the Loan Parties during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default hereunder;
(G)The Borrower shall be in compliance with the financial covenants set forth in this Agreement on a pro forma basis after giving effect to the acquisition of the Proposed Target as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(i) or 5.01(a)(ii) hereof;
(H)The Administrative Agent shall prior to the proposed acquisition date have received a Compliance Certificate evidencing pro forma compliance as described in clause (G) above;
(I)The Administrative Agent shall hold a perfected, first priority security interest in and lien on all of the assets acquired by the Borrower or a Guarantor in such transaction (including but not limited to the assets of the Proposed Target (unless it is, or is acquired by, a Foreign Subsidiary), subject only to Permitted Liens and, if the Proposed Target survives such transaction as a separate Subsidiary, any Equity Securities in the Proposed Target to the extent required by and, in connection with any Foreign Subsidiary, within the time frame set forth in Section 5.01(i)) (it being understood that if those Equity Securities are Margin Stock, then the Loan Parties shall retire or otherwise cause such Equity Securities to no longer retain their status as Margin Stock immediately following such acquisition); and
(J)If such Proposed Target remains a separate Subsidiary, all action required of the Loan Parties under Section 5.01(i) shall be completed within the time frames set forth within such Section.
(e)Investments. None of the Loan Parties shall make any Investment except for Investments in the following:
(i)Investments by the Loan Parties in deposit accounts, securities accounts consistent with the investment policy attached hereto as Exhibit J, cash and Cash Equivalents (but excluding any auction rate securities other than auction rate securities owned by the Borrower as of the Closing Date); provided that, for Investments of the Borrower and each Guarantor (other than De Minimis Accounts), such Investments are subject to a Control Agreement; provided further that, with respect to the existing accounts described in Section 5.01(m), a Control Agreement shall not be required prior to the due date set forth in Section 5.01(m) and, with respect to the accounts described in Section 5.02(o), a Control Agreement shall not be required prior to the due date set forth in Section 5.02(o);
(ii)Investments listed in Schedule 5.02(e) existing on the date of this Agreement ;
(iii)Investments by the Loan Parties in each other (including such Investments set forth on Schedule 5.02(e)); provided that any Investments constituting Indebtedness wherein the Borrower or a Guarantor is the lender thereunder shall be evidenced by one or more Pledged Intercompany Notes subject to a first perfected security interest in favor of the Administrative Agent and in the Administrative Agent's possession; provided further that Investments made (other than Investments made in connection with an acquisition consummated in reliance on Section 5.02(d)(iii) hereof) on or after the Closing Date (including any loans or advances) by the Loan Parties made directly or indirectly in any Foreign Subsidiaries and Immaterial Subsidiaries in reliance on this clause (iii) (together with any sales or other dispositions by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary made in reliance on Section 5.02(c)(iv)) may not exceed $10,000,000 in the aggregate at any one time as to any individual Foreign Subsidiary or $20,000,000 in the aggregate at any one time as to all Foreign Subsidiaries and Immaterial Subsidiaries;
(iv)Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $2,000,000 at any one time outstanding;
(v)Investments permitted by Section 5.02(d);
(vi)In addition to Investments otherwise expressly permitted by this Section 5.02(e) (provided no Event of Default then exists or results therefrom), Investments by the Loan Parties in Joint Ventures in an aggregate amount (valued at cost) not to exceed $15,000,000 in the aggregate as to all such Joint Ventures since the date of this Agreement;
(vii) Other Investments in an aggregate amount outstanding at any time not to exceed $10,000,000;
(viii) Investments arising in connection with Rate Contracts permitted under Section 5.02(a)(iii) hereof;
(ix) Guarantees of operating leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(x) Investments arising from the consummation of customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(xi)Investments received in connection with the settlement of a bona fide dispute with another Person after making reasonable efforts to collect cash in respect thereof.
(f)Distributions, Redemptions, Etc. No Loan Party shall make any Distributions or set apart any sum for any such purpose except as follows:
(i)Any Subsidiary of the Borrower may pay dividends on its Equity Securities to its equity holders ratably according to their respective holdings of the type of Equity Securities in respect of which such dividend is being made;
(ii)The Borrower may make Distributions so long as all the following conditions are met as of the date of such repurchase: (A) in connection with any Credit Event related to such Distribution (1) the conditions precedent in Section 3.02 are satisfied (including Section 3.02(a)), and (2) the representations and warranties in Section 4.01(y) are true and correct in all material respects, (B) no Default would result from any such Distribution, (C) the Borrower shall be in compliance with Section 5.03 on a pro forma basis after giving effect to such Distribution and (D) such Distribution does not and will not result in a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X; and
(iii)Any Loan Party may make repurchases of its Equity Securities deemed to occur upon exercise of stock options or warrants if such Equity Securities represent a portion of the exercise price of such options or warrants or withholding of shares of restricted stock upon vesting.
(g)Change in Business. No Loan Party shall engage, either directly or indirectly through Affiliates, in any business other than the same line of business of the Borrower as of the Closing Date or a line of business substantially related thereto except in immaterial respects.
(h) Payments of Indebtedness, Etc. No Loan Party shall:
(i) pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except payments expressly permitted by the subordination provisions thereof), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations; or
(ii) supplement, modify, amend, restate, extend or otherwise change the terms of any document, instrument or agreement evidencing or governing any Subordinated Obligations or the Indebtedness described in Section 5.02(a)

(x).
(i)ERISA.
(i) No Loan Party nor any ERISA Affiliate shall (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Pension Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where singly or cumulatively, the above could have a Material Adverse Effect.
(ii) No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.
(j) Transactions With Affiliates. No Loan Party shall enter into or permit to exist any material Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party) except (a) salary, bonus, fees, employee stock option and other compensation arrangements (including customary indemnities) with directors or officers in the ordinary course of business, (b) any transaction permitted under Section 5.02(e) and (c) transactions upon overall terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons.
(k)Accounting Changes. No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices except as required or permitted by GAAP.
(l) Amendment of Material Documents. No Loan Party shall agree to amend, modify, terminate, supplement or replace any Material Document or any document executed and delivered in connection therewith, in each case in a manner which would adversely affect the interests of the Administrative Agent and the Lenders in any material manner. No Loan Party shall agree to any provision in, or amendment of, a limited liability company agreement or partnership agreement that materially adversely affects the perfection of the security interest of the Administrative Agent in any pledged partnership interests or pledged limited liability company interests pledged by such Loan Party under the Credit Documents.
(m)Restrictive Agreements. No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of assets from any Loan Party to another Loan Party except pursuant to (i) contractual encumbrances or restrictions in effect on the Closing Date and identified on Schedule 5.02(m), (ii) Negative Pledges permitted under Section 5.02(b), (iii) applicable law or any applicable rule, regulation or order, (iv) any agreement or other instrument of a Person acquired by any Loan Party in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the acquired Person and its Subsidiaries, or the property or assets of the acquired Person and its Subsidiaries, (v) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture, (vii) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business, (viii) agreement governing Indebtedness that is pari-passu in right of payment with the Obligations, so long as the Borrower in its reasonable and good faith judgment determines at the time such Indebtedness is incurred that any such restriction or limitation will not affect the ability of the Borrower to make principal or interest payments on the Obligations and any other Indebtedness that is an obligation of the Borrower, (ix) agreements governing Indebtedness of Foreign Subsidiaries, (x) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vii) of this Section 5.02(m); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
(n)Joint Ventures. No Loan Party shall enter into or maintain any interest in any Joint Venture; provided, however, that the Loan Parties may enter into and maintain an interest in Joint Ventures if (A) the aggregate

Investment by the Loan Parties in all Joint Ventures is permitted by Section 5.02(e)(vi), (B) the business of such Joint Venture is in the same line of business as the Borrower or a line of business substantially related thereto and (C) such additional Joint Venture is a corporation, limited liability company or other limited liability entity.
(o) Accounts. Neither the Borrower nor any Guarantor shall fail to deliver to the Administrative Agent (i) within 30 days after the Closing Date for existing accounts (other than De Minimis Accounts), (ii) within 30 days after opening or acquiring a new account (other than De Minimis Accounts) and (iii) within 30 days after an account ceases to be a De Minimis Account, in each case, a fully executed control agreement in form and substance reasonably acceptable to the Administrative Agent with respect to each such account with any bank, savings association, financial institution, securities intermediary or similar financial intermediary in which cash or other property will be deposited.
5.03.    Financial Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:
(a)Total Leverage Ratio. If the Borrower incurs any Indebtedness pursuant to Section 5.02(a)(viii) above, then from and after the date of the first such incurrence, the Borrower shall not permit the Total Leverage Ratio at any time to be greater than 2.50:1.00.
(b)Minimum EBITDA. The Borrower shall not permit, as of the last day of any fiscal quarter, the EBITDA of the Loan Parties on a consolidated basis for the twelve (12) month period ending thereon, to be less than the amount set opposite the applicable time period below:

Date	EBITDA
September 30, 2011 through and including September 30, 2012	$100,000,000
each fiscal quarter end thereafter	$125,000,000

Notwithstanding the foregoing, if the Acquisition Closing Date has not occurred prior thereto, the required minimum EBITDA of the Loan Parties on a consolidated basis for the twelve (12) month period ending on December 31, 2012 and each fiscal quarter end thereafter shall be reduced from $125,000,000 to $110,000,000.
(c) Minimum Unrestricted, Unencumbered Liquid Assets. The Borrower shall not permit (i) the aggregate amount of Unrestricted, Unencumbered Liquid Assets owned by the Loan Parties at any time to be less than $60,000,000; or (ii) the aggregate amount of Unrestricted, Unencumbered Liquid Assets located in the United States and owned by the Borrower and the Guarantors at any time to be less than $30,000,000.
ARTICLE VI. EVENTS OF DEFAULT.
6.01.    Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:
(a)Non-Payment. Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within five (5) Business Days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including any amount due under any Lender Rate Contract or with respect to any Lender Bank Product and, to the extent not included in clause (i), the Guaranty); or
(b)Specific Defaults. Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a) (other than clause (xi) of Section 5.01(a)), Section 5.01(f), Section 5.01(h), Section 5.01(i), Section 5.01(k), Section 5.01(l), Section 5.01(m), Section 5.02 or Section 5.03; or
(c)Other Defaults. Any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure; or
(d)Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or
(e)Cross-Default. (i) Any Loan Party shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $10,000,000 or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $10,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or
(f)Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) except in the case of an Immaterial Subsidiary, be dissolved or liquidated in full or in part, (v) except in the case of an Immaterial Subsidiary, become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or
(g)Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party (other than any Immaterial Subsidiary) or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party (other than any Immaterial Subsidiary) or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or
(h)Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $ 10,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of twenty (20) consecutive days; or (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of $10,000,000 and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or
(i)Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or
(j)Security Documents. Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party (other than the Borrower or an Immaterial Subsidiary) shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or
(k)ERISA. Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l)Change of Control. Any Change of Control shall occur; or
(m)Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or
(n)Other Default. The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Credit Document) under any other Credit Document; or
(o) Material Adverse Change. A material adverse change in the assets, liabilities, financial condition, business operation or performance of the Borrower and the Loan Parties taken as a whole since December 31, 2010; or
(p) Guarantors. Any Guarantor shall repudiate or purport to revoke the Guaranty; or
(q) Designated Person. Any Loan Party shall become a Designated Person; or
(r) Subordinated Obligations. Any trustee, agent or representative for the holders of, or the holders of the principal amount of any series or tranche of any Subordinated Obligations in an amount sufficient to give them the right to exercise (or cause the exercise of) remedies or to cause the trustee, agent or other representative of such holders to take action in respect of, any Subordinated Obligations assert(s) in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations), or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations; or
(s)Unfunded Pension Liabilities. The aggregate amount of Unfunded Pension Liabilities of the Loan Parties shall exceed $10,000,000.
6.02.    Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans or Portions, and/or (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts or Lender Bank Products) payable by the Borrower to be immediately due and payable and require that the Borrower Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding . Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans or Portions shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both. Notwithstanding anything to the contrary in the Credit Documents, (i) all Cash Collateral pledged by the Borrower (other than Cash Collateral pledged as contemplated by Section 2.03(a) in connection with Swing Line Loans) shall first be applied to reimburse the L/C Issuer as contemplated by the last sentence of Section 2.02(a)(ii)(F), then such Cash Collateral shall be applied to the remaining L/C Obligations and then to the remaining Obligations in the manner set forth below and (ii) all Cash Collateral pledged by the Borrower as contemplated by Section 2.03(a) in connection with Swing Line Loans shall first be applied to reimburse and otherwise pay the applicable obligations owing to the Swing Line Lender as contemplated by the last sentence of Section 2.03(a), then such Cash Collateral shall be applied to the remaining Obligations of the Borrower in connection with the Swing Line Loans and then to the remaining Obligations in the manner set forth below.
The proceeds of any sale, disposition or other realization upon all or any part of the Collateral (subject to the prior sentence with respect to Cash Collateral) shall be distributed by the Administrative Agent in the following order of priorities:
First, to the Administrative Agent in an amount sufficient to pay in full the costs and expenses of the Administrative Agent in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, including, without limitation, attorneys' fees and costs;
Second, to the Lenders in an amount equal to accrued interest then due and payable under this Agreement and the other Credit Documents (except for Lender Rate Contracts and Lender Bank Products);
Third, pari passu and ratably, to (i) the Lenders in an amount equal to the principal amount of the outstanding Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Loans and L/C Obligations (with the portion allocated to the Revolving Loans, Swing Line Loans and L/C Obligations to be applied first to repay the Swing Line Loans in full, second to repay the Revolving Loans in full and then to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of all L/C Obligations) and (ii) to the Lender(s) and Affiliates thereof to whom obligations are owed in connection with any Lender Rate Contract the terms of which comply with the Credit Agreement to the extent of the associated Termination Value of such Lender Rate Contract, and such proceeds will not be applied to the extent of any excess over such Termination Value in connection with any Lender Rate Contact, until the Obligations (other than obligations under this clause (ii)) have been paid in full and Commitments have been terminated;
Fourth, to the Administrative Agent, the Lenders and the L/C Issuer in an amount equal to any other Obligations which are then unpaid (other than any Obligations related to Lender Rate Contracts and Lender Bank Products);
Fifth, to the Lenders and Affiliates thereof in an amount equal to any other Obligations related to Lender Rate Contracts the terms of which comply with the Credit Agreement, which are then unpaid;
Sixth, to the Lenders and Affiliates thereof in an amount equal to any Secured Obligations related to Lender Bank Products which are then unpaid; and
Finally, upon payment in full of all of the Obligations, to the persons legally entitled thereto.
ARTICLE VII. ADMINISTRATIVE AGENT AND RELATIONS AMONG LENDERS.
7.01.    Appointment, Powers and Immunities.
(a)Each Lender (on its own behalf or on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. For the avoidance of doubt, notwithstanding anything to the contrary herein or the other Credit Documents, the Administrative Agent is acting as administrative agent for the Lenders only and the Administrative Agent is not acting as administrative agent for any Affiliates of the Lenders that are providing Lender Bank Products or are party to Lender Rate Contracts; such Affiliates that are receiving the benefit of the Collateral are receiving such benefit as an accommodation from the Administrative Agent in its capacity as collateral agent for such Affiliates and the Administrative Agent shall have no liability whatsoever to such Affiliates. The Syndication Agent and Lead Arrangers shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require the consent of the Syndication Agent or Lead Arrangers in such capacity. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) or have any fiduciary duty to any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products). Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable

Governmental Rules. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction, such action as the Administrative Agent in good faith deems advisable under the circumstances.
(b)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
7.02.    Reliance by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
7.03.    Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders' rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.
7.04.    Indemnification. Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Revolving Proportionate Share of all Obligations and Revolving Loan Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05.    Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.
7.06.    Resignation of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent hereunder. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent.
7.07.    Collateral Matters.
(a)The Administrative Agent is hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.
(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents; (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04. Upon request by the Administrative Agent, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 7.07.
(c) In addition, so long as no Event of Default has occurred and is continuing, upon written request therefore from the Borrower (together with documentation evidencing the need therefore (in form and substance reasonably acceptable the Administrative Agent)) the Administrative Agent, at its option and in its discretion, may pay (and execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to pay) to the Borrower any insurance or condemnation proceeds to the extent such proceeds were received in respect of any event resulting in damage, destruction or condemnation of any individual item of property leased by a Loan Party in an amount equal to the lesser of (i) the amount of such insurance or condemnation proceeds received in respect of such damage, destruction or condemnation of such individual item of property and (ii) the amount of such insurance or condemnation proceeds required to be paid over to the Person (other than a Loan Party) that leased such item of property to the applicable Loan Party in respect of such damage, destruction or condemnation of such individual item of property. The Lenders irrevocably authorize the Administrative Agent to do the foregoing so long as the Administrative Agent has not received or issued a written notice of an Event of Default.
(d) Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Revolving Loan Commitments have been terminated (ii) all Obligations have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations.
7.08.     Performance of Conditions. For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article 3 to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender's Revolving Proportionate Share of such Loan or Letter of Credit.
7.09.    The Administrative Agent in its Individual Capacity; Other Relationships. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
7.10.     Collateral Matters/Lender Rate Contracts/Lender Bank Products. Each Lender on its own behalf on behalf of its Affiliates understands and agrees that (a) counterparties to Lender Rate Contracts and Lender Bank Products will have the benefits of the Collateral as set forth in the Credit Documents so long as such counterparty is a Lender or an Affiliate of a Person that is a Lender and (b) if the Obligations are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.
ARTICLE VIII. MISCELLANEOUS.
8.01.    Notices.
(a) Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed, e-mailed or delivered, if to the Borrower or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective facsimile number, e-mail address or address set forth below or, if to any Lender, at the address, e-mail address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission or e-mail, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person.

The Administrative Agent,
the L/C Issuer and the
Swing Line Lender:
For Notices of Borrowing, Notices of Conversion and Notices of Interest Period Selection:

Wells Fargo Bank, National Association
1525 W WT Harris Blvd
MAC D1109-019
Charlotte, NC 28262
Attention: Phil Waldier
Tel. No. (704) 590-2662
Fax No. (704) 715-0017
E-mail. phillip.waldier@wachovia.com

For all other notices, with a copy to:

Wells Fargo Bank, National Association
2030 Main Street, Suite 900
Irvine, CA 92614
Attention: Jason Wells, Vice President
Tel. No. (949) 251-4374
Fax No. (877) 408-0497
E-mail. Jason.D.Wells@wellsfargo.com

The Borrower:     ValueClick, Inc.
30699 Russell Ranch Road
Suite 250
Westlake Village, CA 91362
Attention: John Pitstick
Tel. No. (818) 575-4758
Fax No. (818) 575-4503
E-mail. jpitstick@valueclick.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent's office located at the address referred to above during the Administrative Agent's normal business hours; provided, however, that any such notice received by the Administrative Agent after 10:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.
(b) The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any other Loan Party, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, The Debt Exchange, Inc. or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined by a final, non-appealable judgment of a court of competent jurisdiction to be due to the Administrative Agent's gross negligence or willful misconduct or a breach of its obligations hereunder. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender's e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
8.02.     Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including reasonable syndication expenses, travel expenses, attorneys', consultants' and experts' fees and expenses incurred by the Administrative Agent and the Lead Arrangers in connection with the syndication of the facility provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable fees and expenses of the Administrative Agent and the Lead Arrangers in connection with the use of any Platform and (c) all fees and expenses, including attorneys' fees and expenses, incurred by the Administrative Agent and the Lead Arrangers and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent's or the Lenders' rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.
8.03.    Indemnification. To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the Lead Arrangers, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for attorneys' fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower's failure to conclude any other financing, and to reimburse each Indemnitee on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing, (d) the use of any Platform or (e) any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Documents, including any penalties, claims or other losses resulting from any delay in paying such excise, sales or other similar taxes; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses “Losses”) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnitee or a breach of such Indemnitee's obligations under this Agreement. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent, the Lead Arrangers or any Lender believes is covered by this indemnity, the Administrative Agent, the Lead Arrangers or such Lender shall give the Borrower notice of the matter and the Administrative Agent, the Lead Arrangers or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent, the Lead Arrangers or such Lender as the case may be, at the Borrower's sole cost and expense; provided, however, that the Administrative Agent, the Lead Arrangers or such Lender shall not be required to so notify the Borrower and the Administrative Agent, the Lead Arrangers or such Lender shall have the right to defend, at the Borrower's sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent's, the Lead Arrangers' or such Lender's business or that of its Affiliates. The Administrative Agent, the Lead Arrangers or such Lender may also require the Borrower to defend the matter. Notwithstanding the foregoing provisions, the Indemnitees will be entitled to employ counsel separate from counsel for the Borrower and for any other party in such action if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrower not advisable, all at the Borrower's expense. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of the Administrative Agent, the Lead Arrangers or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or a breach of such Indemnitee's obligations under this Agreement as determined by a final and non-appealable judgment of a court of competent jurisdiction. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.
8.04.    Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:
(a)(I) Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement (other than “Required Lenders”), (ii) increase the Total Revolving Loan Commitment (except as contemplated by Section 2.01(c)), (iii) extend the Maturity Date, (iv) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder, (v) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (vi) amend this Section 8.04 or Section 2.10, (vii) release any Loan Party (except in connection with a disposition permitted by Section 5.02(c)(vi)), or (viii) increase the dollar amounts in Section 2.01(c), must be in writing and signed or approved in writing by all of the Lenders and (II) any amendment which would amend Section 5.03 so as to increase any applicable maximum or decrease any applicable minimum thereunder, in each case, by an amount equal to or greater than 15% of the applicable maximum or minimum as in effect on the Closing Date, must be in writing and signed or approved in writing by all of the Lenders;
(b) Any amendment, waiver or consent which releases any Guaranty or any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders, except that (i) any such release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) may be executed by the Administrative Agent and shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders;
(c) Any amendment, waiver or consent which would amend the definition of “Required Lenders” must be in writing and signed or approved in writing by all of the Lenders;
(d) Any amendment, waiver or consent which increases or decreases the Revolving Proportionate Share of any Lender must be in writing and signed by such Lender (other than any such document that implements the provisions of Section 2.01(c);
(e) Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;
(f) Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;
(g) Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent; and
(h) Any amendment, waiver or consent which affects the rights or obligations of the Lead Arrangers under Section 8.02 or Section 8.03 must be in writing and signed by the Lead Arrangers.
No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the

Borrower.
In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this paragraph, the Revolving Loan Commitments, the Revolving Loans, L/C Advances, and participations in Swing Line Loans) for an amount equal to the principal balance of all Revolving Loans, L/C Advances and aggregate amounts funded under Section 2.03(c)(ii) in respect of Swing Line Loans, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee). In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender's rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.
The parties hereto acknowledge that the Borrower will (and other Loan Parties may) execute Foreign Pledge Agreements after the Closing Date. The Borrower hereby agrees to enter into any amendment reasonably requested by the Administrative Agent in connection with any such Foreign Pledge Agreement with such provisions as the Administrative Agent reasonably deems necessary or advisable (including parallel debt provisions). Notwithstanding anything in this Section 8.04 to the contrary, the Lenders further agree that that the Administrative Agent on behalf of the Required Lenders is hereby authorized to execute and deliver such amendments related to Foreign Pledge Agreements from time to time and any other necessary documents to the Borrower as contemplated by this paragraph.
8.05.    Successors and Assigns.
(a)Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender. Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.
(b)Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans). In the event of any such sale by a Lender of participating interests, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii), (iii), (iv), (v) or (vii) of Section 8.04(a) or, to the extent requiring the consent of all Lenders, Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

(c)Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit K (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:
(i)Each Assignee Lender that is a Revolving Lender shall provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;
(ii)Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment (x) of Term Loan Commitments or Term Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or Approved Fund as to such Lender or (y) of Revolving Loan Commitments, Revolving Loans, L/C Advances and Swing Line Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Revolving Lender hereunder; and
(iii)Without the written consent of (1) the Administrative Agent, (2) if such Assignment would result in the Assignee Lender becoming a Revolving Lender, the L/C Issuer and the Swing Line Lender, and (3) if no Event of Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender (I) that is less than Five Million Dollars ($5,000,000) in the aggregate or (II)  if, after giving effect to such Assignment, the Revolving Loan Commitment, Term Loan Commitment or Term Loans of such Lender or such Assignee Lender would be less than Five Million Dollars ($5,000,000) (except that, in each case, a Lender may make an Assignment which reduces its Revolving Loan Commitment, Term Loan Commitment or Term Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by clause (ii) above and clause (iv) below); and
(iv)Without the written consent of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Lender's Revolving Loans, Revolving Loan Commitment, Term Loan Commitment and Term Loans, as the case may be, and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents.
Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with Commitments, Loans and Portions as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note or Term Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note or Term Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender and each new Term Loan Note to be in the original principal amount of the Term Loan then held by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note or Term Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it) and the new Term Loan Note to be in the original principal amount of the Term Loan retained by it. Each such new Revolving Loan Note and Term Loan Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, but only if and to the extent such Lender is legally entitled to do so and if such Lender is unable to, such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) shall not be entitled to indemnification for Taxes under Section 2.12 greater than that to which its assignor was entitled immediately preceding such Assignment.
Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Loan Commitment and Loans pursuant to subsection (c) above, Wells Fargo may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days' notice to the Borrower, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or the termination of the Swing Line, as the case may be. Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)). If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).
(d)Register. The Administrative Agent shall maintain at its address referred to in Section 8.01 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment or Loans of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Revolving Loan Commitment or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.01(c)).
(f)Confidentiality. Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.
(g)Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents. In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.
(h) True Sale. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in clause (b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant's pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).
(i)Additional Forms. If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).
8.06.    Setoff; Security Interest.
(a)Setoffs By Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
(b) Security Interest. As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.
8.07.    No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.
8.08.    Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
8.09.    Jury Trial. EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.
8.10.    Confidentiality. Neither any Lender nor the Administrative Agent shall disclose to any Person any Confidential Information, except that any Lender or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates; (b) to any other Lender or the Administrative Agent; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to any Lender or the Administrative Agent; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or the Administrative Agent; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Lenders and the Administrative Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to such Lender or the Administrative Agent; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this

Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents. Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).
8.11.    Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.
8.12.    Consent to Jurisdiction. Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.
8.13.    Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of the Lenders and the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.
8.14.     Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.
8.15.     Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Lenders or the Administrative Agent punitive damages, consequential damages or special damages under any theory of liability.
8.16.    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
8.17.    Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Wells Fargo sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Wells Fargo may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.
8.18.     Parallel Debt.
(a)Notwithstanding any other provision of this Agreement, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative or trustee of the other Lenders, sums equal to and in the currency of each amount payable by the Borrower to each of the other Lenders under each of the Credit Documents as and when that amount falls due for payment under the relevant Credit Document.
(b)The Administrative Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 8.18, irrespective of any discharge of the Borrower's obligation to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Borrower, to preserve their entitlement to be paid those amounts.
(c)Any amount due and payable by the Borrower to the Administrative Agent under this Section 8.18 shall be decreased to the extent that the other Lenders have received payment of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the other Lenders under those provisions shall be decreased to the extent that the Administrative Agent has received payment of the corresponding amount under this Section 8.18.
(d)The rights of the Lenders (other than the Administrative Agent) to receive payment of amounts payable by the Borrower under the Credit Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 8.18.
(e)The Administrative Agent undertakes only to enforce its rights under this Section 8.18 in connection with the realization of the pledges granted under any Security Document governed by the laws of Germany.
In furtherance of the foregoing, each Lender is aware of the fact that the Administrative Agent, acting for itself and in the name and on behalf of each of the other Original Pledgees (as defined in the pledge agreement for shares in ValueClick Deutschland GmbH), has accepted the Pledges (as defined in the pledge agreement for shares in ValueClick Deutschland GmbH). In addition, the Administrative Agent has accepted the Pledges for and on behalf of each Lender as agent without power of attorney (Vertreter ohne Vertretungsmacht). Each Lender who hereby acquires or will acquire Secured Claims (as defined in the pledge agreement for shares in ValueClick Deutschland GmbH) or part of them hereby approves and ratifies such acceptance in connection with such acquisition or assignment, hereby becoming a Pledgee (as defined in the pledge agreement for shares in ValueClick Deutschland GmbH). Each Lender hereby confirms that the validity of the Pledges (as defined in the pledge agreement for shares in ValueClick Deutschland GmbH) in favor of it has not been affected by the Administrative Agent acting as agent without power of attorney.
8.19.    Judgment.
(a)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency in the London interbank eurodollar currency market at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Committed Currency with Dollars in the London interbank eurodollar currency market at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(c)The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
8.20.    Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of LIBOR Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred. Notwithstanding the foregoing, in no event shall any Lender have any obligation to make Loans in any currency other than Dollars or a Committed Currency (without giving effect to any amendments discussed above).
[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.
BORROWER:

VALUECLICK, INC.,
a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT, L/C ISSUER AND SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender

By:
Name:
Title:

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N. A.

By:
Name:
Title:BANK OF THE WEST

By:
Name:
Title:

UNION BANK, N.A.

By:
Name:
Title: